UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Juniper Networks, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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JUNIPER NETWORKS, INC.
1194 North Mathilda Avenue
Sunnyvale, California 94089
www.juniper.net
(408) 745-2000

NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS

Time and Date	9:00 a.m., Pacific time, on Wednesday, May 21, 2008 Juniper Networks, Inc.

Place	1220 North Mathilda Avenue Building 3, Pacific Conference Room Sunnyvale, CA 94089

Items of Business	(1) To elect two Class III directors;

(2) To approve the Juniper Networks, Inc. 2008 Employee Stock Purchase Plan

(3) To ratify the appointment of Ernst & Young LLP, an independent registered public accounting firm, as auditors for the fiscal year ending December 31, 2008; and

(4) To consider such other business as may properly come before the meeting.

Adjournments and Postponements	Any action on the items of business described above may be considered at the annual meeting at the time and on the date specified above or at any time and date to which the annual meeting may be properly adjourned or postponed.

Record Date	You are entitled to vote only if you were a Juniper Networks stockholder as of the close of business on March 24, 2008.

This notice of annual meeting and proxy statement and form of proxy are being distributed on or about
April 18, 2008.

Meeting Admission	You are entitled to attend the annual meeting only if you were a Juniper Networks stockholder as of the close of business on March 24, 2008 or hold a valid proxy for the annual meeting. You should be prepared to present valid government-issued photo identification for admittance. In addition, if you are a stockholder of record, your ownership will be verified against the list of stockholders of record on the record date prior to being admitted to the meeting. If you are not a stockholder of record but hold shares through a broker or nominee (i.e., in street name), you should provide proof of beneficial ownership as of the record date, such as your most recent account statement prior to March 24, 2008, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership. If you do not provide photo identification or comply with the other procedures outlined above upon request, you may not be admitted to the annual meeting.

The annual meeting will begin promptly at 9:00 a.m., Pacific time. Check-in will begin at 8:30 a.m., Pacific time, and you should allow ample time for the check-in procedures.

Voting	Your vote is very important. Whether or not you plan to attend the annual meeting, we encourage you to read this proxy statement and submit your proxy or voting instructions as soon as possible. You may submit your proxy or voting instructions for the annual meeting by completing, signing, dating and returning your proxy or voting instruction card in the pre-addressed envelope provided, or, in most cases, by using the telephone or the Internet. For specific instructions on how to vote your shares, please refer to the section entitled Questions and Answers beginning on page 1 of this proxy statement and the instructions on the proxy or voting instruction card.

By Order of the Board of Directors,

Mitchell L. Gaynor
Vice President, General Counsel and Secretary

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to
be Held on May 21, 2008

The proxy statement, form of proxy and our 2007 Annual Report on Form 10-K are available at
www.proxyvote.com

2008 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

i

ii

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Q:	Why am I receiving these materials?

A:	The Board of Directors (the “Board”) of Juniper Networks, Inc., a Delaware corporation (“we”, “Juniper Networks” or the “Company”), is providing these proxy materials to you in connection with Juniper Networks’ annual meeting of stockholders, which will take place on May 21, 2008. As a stockholder as of March 24, 2008, the record date, you are invited to attend the annual meeting and are entitled to and requested to vote on the items of business described in this proxy statement.

Q:	What information is contained in this proxy statement?

A:	The information included in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, the compensation of directors and executive officers, and certain other required information.

Q:	How may I obtain Juniper Networks’ 10-K?

A:	A copy of our 2007 Annual Report on Form 10-K is enclosed.

Stockholders may request another free copy of the 2007 Form 10-K from our principal executive offices at:

Juniper Networks, Inc.
Attn: Investor Relations
1194 North Mathilda Avenue
Sunnyvale, CA 94089
(408) 745-2000

A copy of our 2007 Annual Report on Form 10-K is also available on the website of the Securities and Exchange Commission. You can reach this website by going to the Investor Relations Center on our Website, and clicking on the drop-down menu labeled “SEC Filings”. The address of the Investor Relations Center is:

http://www.juniper.net/company/investor_relations/

We will also furnish any exhibit to the 2007 Annual Report on Form 10-K if specifically requested in writing.

Q:	What items of business will be voted on at the annual meeting?

A:	The items of business scheduled to be voted on at the annual meeting are:

• The election of two Class III directors;

• To approve the Juniper Networks, Inc. 2008 Employee Stock Purchase Plan (the “2008 ESPP”);

• The ratification of Ernst & Young LLP, an independent registered public accounting firm, as auditors for the fiscal year ending December 31, 2008; and

We will also consider other business that properly comes before the annual meeting.

Q:	How does the Board recommend that I vote?

A:	Our Board recommends that you vote your shares “FOR” each of the nominees to the Board, “FOR” the approval of the 2008 ESPP, and “FOR” the ratification of Ernst & Young LLP, an independent registered public accounting firm as auditors for the fiscal year ending December 31, 2008.

Q:	What shares can I vote?

A:	Each share of Juniper Networks common stock issued and outstanding as of the close of business on March 24, 2008, (the “Record Date”), is entitled to be voted on all items being voted upon at the annual meeting. You may vote all shares owned by you as of the Record Date, including (1) shares held directly in your name as the stockholder of record and (2) shares held for you as the beneficial owner through a broker, trustee or other nominee such as a bank. More information on how to vote these shares is contained in this proxy statement. On the Record Date we had approximately 524,225,748 shares of common stock issued and outstanding.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Most Juniper Networks stockholders hold their shares through a broker or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially, which may affect your ability to vote your shares.

Stockholder of Record

If your shares are registered directly in your name with Juniper Networks’ transfer agent, Wells Fargo Shareowner Services, you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by Juniper Networks. As the stockholder of record, you have the right to grant your voting proxy directly to Juniper Networks or to vote in person at the meeting. We have enclosed or sent a proxy card for you to use.

Beneficial Owner

If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote and are also invited to attend the annual meeting.

Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee how to vote your shares.

Q:	How can I attend the annual meeting?

A:	You are entitled to attend the annual meeting only if you were a Juniper Networks stockholder as of the close of business on March 24, 2008 or you hold a valid proxy for the annual meeting. You should be prepared to present valid government-issued photo identification for admittance. In addition, if you are a stockholder of record, your name will be verified against the list of stockholders of record on the record date prior to your being admitted to the annual meeting. If you are not a stockholder of record but hold shares through a broker or nominee (i.e., in street name), you should provide proof of beneficial ownership on the record date, such as your most recent account statement prior to March 24, 2008, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership. If you do not provide valid government-issued photo identification or comply with the other procedures outlined above upon request, you will not be admitted to the annual meeting.

The meeting will begin promptly at 9:00 a.m., Pacific time. Check-in will begin at 8:30 a.m., and you should allow ample time for the check-in procedures.

Q:	How can I vote my shares in person at the annual meeting?

A:	Shares held in your name as the stockholder of record may be voted in person at the annual meeting. Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the annual meeting, you may also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the meeting.

Q:	How can I vote my shares without attending the annual meeting?

A:	Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the meeting. If you are a stockholder of record, you may vote by submitting a proxy. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or nominee. For directions on how to vote, please refer to the instructions below and those included on your proxy card or, for shares held beneficially in street name, the voting instruction card provided by your broker, trustee or nominee.

By Internet — Stockholders of record of Juniper Networks common stock with Internet access may submit proxies by following the “Vote by Internet” instructions on their proxy cards. Most Juniper Networks stockholders who hold shares beneficially in street name may vote by accessing the website specified on the voting instruction cards provided by their brokers, trustee or nominees. Please check the voting instruction card for Internet voting availability.

By Telephone — Stockholders of record of Juniper Networks common stock who live in the United States or Canada may submit proxies by following the “Vote by Phone” instructions on their proxy cards. Most Juniper Networks stockholders who hold shares beneficially in street name and live in the United States or Canada may vote by phone by calling the number specified on the voting instruction cards provided by their brokers, trustee or nominees. Please check the voting instruction card for telephone voting availability.

By Mail — Stockholders of record of Juniper Networks common stock may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelopes. Juniper Networks stockholders who hold shares beneficially in street name may vote by mail by completing, signing and dating the voting instruction cards provided and mailing them in the accompanying pre-addressed envelopes.

Q:	Can I change my vote or otherwise revoke my proxy?

A:	You may change your vote at any time prior to the vote at the annual meeting. If you are the stockholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy), by providing a written notice of revocation to the Juniper Networks Corporate Secretary prior to your shares being voted, or by attending the annual meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, trustee or nominee, or, if you have obtained a legal proxy from your broker or nominee giving you the right to vote your shares, by attending the meeting and voting in person.

Q:	How many shares must be present or represented to conduct business at the annual meeting?

A:	The quorum requirement for holding the annual meeting and transacting business is that holders of a majority of shares of Juniper Networks common stock entitled to vote must be present in person or represented by proxy. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

Q:	Will my shares be voted if I do not return my proxy card?

A:	If your shares are held in street name, your broker may, under certain circumstances, vote your shares. Brokerage firms have authority to vote client’s unvoted shares on some “routine” matters. If you do not give a proxy to vote your shares, your broker may either (1) vote your shares on “routine” matters or (2) leave your shares unvoted. In addition, the terms of the agreement with your broker may grant your broker discretionary authority to vote your shares.

Q:	How are votes counted?

A:	In the election of directors, you may vote “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees.

For the other items of business, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you “ABSTAIN,” the abstention has the same effect as a vote “AGAINST.”

If you provide specific instructions with regard to certain items, your shares will be voted as you instruct on such items. If you sign your proxy card or voting instruction card without giving specific instructions, your shares will be voted in accordance with the recommendations of the Board (“FOR” all of Juniper Networks’ nominees to the Board, “FOR” approval of the 2008 ESPP and “FOR” ratification of the independent registered public accounting firm) and in the discretion of the proxy holders as to any other matters that may properly come before the annual meeting.

Q:	What is the voting requirement to approve each of the proposals?

A:	In the election of directors, the two nominees receiving the highest number of “FOR” votes at the annual meeting will be elected. The proposals for the approval of the 2008 ESPP and the ratification of the independent registered public accounting firm requires the affirmative “FOR” vote of a majority of those shares present in person or represented by proxy and entitled to vote on each proposal at the annual meeting. If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained. Abstentions have the same effect as votes against the matter.

Q:	Is cumulative voting permitted for the election of directors?

A:	No. Each share of common stock outstanding as of the close of business on the Record Date is entitled to one vote.

Q:	What happens if additional matters are presented at the annual meeting?

A:	Other than the three items of business described in this proxy statement, we are not aware of any other business to be acted upon at the annual meeting. If you grant a proxy, the persons named as proxyholders, Robyn Denholm and Mitchell Gaynor, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any unforeseen reason any of our nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board of Directors.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive.

Q:	How may I obtain a separate set of voting materials?

A:	If you share an address with another stockholder, you may receive only one set of proxy materials (including our letter to stockholders, 2007 Annual Report on Form 10-K and proxy statement) unless you have provided contrary instructions. If you wish to receive a separate set of proxy materials now or in the future, you may write or call us to request a separate copy of these materials from:

Juniper Networks, Inc.
Attn: Investor Relations
1194 North Mathilda Avenue
Sunnyvale, CA 94089
(408) 745-2000
http://www.juniper.net/company/investor_relations/

Similarly, if you share an address with another stockholder and have received multiple copies of our proxy materials, you may write or call us at the above address and phone number to request delivery of a single copy of these materials.

Q:	Who will bear the cost of soliciting votes for the annual meeting?

A:	Juniper Networks is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. If you choose to access the proxy materials and/or vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. We also have hired Morrow & Co. to assist us in the distribution of proxy materials and the solicitation of votes described above. We will pay Morrow & Co. a fee of $5,000 plus customary costs and expenses for these services. Upon request, we will also reimburse brokerage houses and other custodians, nominees and fiduciaries for forwarding proxy and solicitation materials to stockholders.

Q:	Where can I find the voting results of the annual meeting?

A:	We intend to announce preliminary voting results at the annual meeting and publish final results in our quarterly report on Form 10-Q for the second quarter of 2008.

Q:	What is the deadline to propose actions for consideration or to nominate individuals to serve as directors?

A:	Although the deadline for submitting proposals or director nominations for consideration at the 2008 annual meeting has passed, you may submit proposals, including director nominations, for consideration at future stockholder meetings.

Stockholder Proposals: For a stockholder proposal to be considered for inclusion in Juniper Networks’ proxy statement for the annual meeting next year, the written proposal must be received by the Corporate Secretary of Juniper Networks at our principal executive offices no later than December 19, 2008. If the date of next year’s annual meeting is moved more than 30 days before or after the anniversary date of this year’s annual meeting, the deadline for inclusion of proposals in Juniper Networks’ proxy statement is instead a reasonable time before Juniper Networks begins to print and mail its proxy materials. Such proposals also will need to comply with Securities and Exchange Commission regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Juniper Networks, Inc.
Attn: Corporate Secretary
1194 North Mathilda Avenue
Sunnyvale, CA 94089
Fax: (408) 745-2100

For a stockholder proposal that is not intended to be included in Juniper Networks’ proxy statement under Rule 14a-8, the stockholder must deliver a proxy statement and form of proxy to holders of a sufficient number of shares of Juniper Networks common stock to approve that proposal, provide the information required by the bylaws of Juniper Networks and give timely notice to the Corporate Secretary of Juniper Networks in accordance with our bylaws, which, in general, require that the notice be received by the Corporate Secretary of Juniper Networks not less than 120 days prior to the date of Juniper Networks proxy statement released to stockholders in connection with the previous year’s annual meeting of stockholders, or by December 19, 2008 for the 2009 annual meeting.

Recommendation and Nomination of Director Candidates: The Nominating and Corporate Governance Committee will consider both recommendations and nominations for candidates to the Board of Directors from Qualifying Stockholders. A “Qualifying Stockholder” is a stockholder that has owned for a period of one year prior to the date of the submission of the recommendation through the time of submission of the recommendation at least 1% of the total common stock of the Company outstanding as of the last day of the calendar month preceding the submission. A Qualifying Stockholder that desires to recommend a candidate for election to the Board of Directors must direct the recommendation in writing to Juniper Networks, Inc., Corporate Secretary, 1194 North Mathilda Avenue, Sunnyvale, California 94089-1206, and must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and the Company within the last three years, written evidence that the candidate is willing to serve as a director of the Company if nominated and elected and evidence of the nominating person’s ownership of Company stock.

A stockholder that instead desires to nominate a person directly for election to the Board of Directors must meet the deadlines and other requirements set forth in Section 2.5 of the Company’s bylaws and the rules and regulations of the Securities and Exchange Commission. To be timely, such stockholder’s notice must be delivered to or mailed and received by the Corporate Secretary of the Company not less than one hundred twenty (120) days prior to the date of the Company’s proxy statement released to stockholders in connection with the Company’s previous year’s annual meeting of stockholders. To be in proper form, a stockholder’s notice to the Secretary shall set forth:

(i) the name and address of the stockholder who intends to make the nominations and the name and address of the person or persons to be nominated;

  (ii) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and, if applicable, intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

  (iii) if applicable, a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder;

  (iv) such other information regarding each nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated, or intended to be nominated by the Board of Directors; and

(v) if applicable, the consent of each nominee to serve as director of the Company if so elected.

Copy of Bylaws: You may contact the Juniper Networks Corporate Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Juniper Networks is committed to having sound corporate governance principles. Having such principles is essential to running our business efficiently and to maintaining our integrity in the marketplace. Juniper Networks’ Corporate Governance Standards and Worldwide Code of Business Conduct and Ethics applicable to all Juniper Networks employees, officers, directors, contractors and agents are available at http://www.juniper.net/company/investor_relations/. Our Worldwide Code of Business Conduct and Ethics complies with the rules of the SEC, the listing standards of the NASDAQ Global Select Market and Rule 406 of the Sarbanes-Oxley Act of 2002. Juniper Networks has also adopted procedures for accounting and auditing matters in compliance with the listing standards of the NASDAQ Global Select Market. Concerns relating to accounting, internal controls or auditing matters may be brought to the attention of either the Company’s Concerns Committee (comprised of the Company’s Chief Financial Officer, General Counsel, Executive Vice President of Human Resources, Corporate Controller and the Senior Director of Global Audit Services), or to the Audit Committee directly. Concerns are handled in accordance with procedures established with respect to such matters. For information on how to contact the Audit Committee directly, please see the section entitled “Stockholder Communications with the Board” below.

Board Independence

Our Board of Directors (the “Board”) has determined that, except for Scott Kriens and Pradeep Sindhu, each of whom is an executive officer of the company, each of the current directors has no material relationship with Juniper Networks (either directly or as a partner, stockholder or officer of an organization that has a material relationship with Juniper Networks) and is independent within the meaning of the NASDAQ Stock Market, Inc. (“NASDAQ”) director independence standards. Furthermore, the Board has determined that each of the members of each of the committees of the Board has no material relationship with Juniper Networks (either directly or as a partner, stockholder or officer of an organization that has a material relationship with Juniper Networks) and is “independent” within the meaning of the NASDAQ director independence standards, including in the case of the members of the Audit Committee, the heightened “independence” standard required for such committee members set forth in the applicable SEC rules. In making the determination of the independence of our directors, the Board considered all transactions in which Juniper Networks and any director had any interest, including transactions involving Juniper Networks and payments made to or from companies and entities in the ordinary course of business where our directors serve as partners, directors or as a member of the executive management of the other company. In particular, the Board considered transactions between Juniper Networks and each of Ariba, Inc., where Mr. Robert Calderoni serves as President and Chief Executive Officer, and Pillsbury Winthrop Shaw Pittman LLP, where Ms. Mary Cranston serves as Firm Senior Partner. We lease office space from Ariba, approximately two-thirds of which is pursuant to an agreement originally entered into by NetScreen Technologies, Inc. and Ariba prior to our acquisition of NetScreen in 2004. This agreement was negotiated and is maintained at arms-length, and we do not believe it is material to the results of operations or business of Juniper Networks. In addition, Pillsbury was retained by our Audit Committee as counsel to the Audit Committee in connection with their independent investigation into our historical stock option practices, which investigation was substantially completed in December 2006. Ms. Cranston joined our board in November 2007 and was not involved in Pillsbury’s representation of Juniper Networks. In each case, the Board determined that the nature, size and circumstances of the relationships between Juniper Networks and each of Ariba and Pillsbury did not preclude a determination of independence of Mr. Calderoni or Ms. Cranston under applicable SEC and NASDAQ rules.

Board Structure and Committee Composition

As of December 31, 2007, our Board had 10 directors divided into three classes — Class I, Class II and Class III — with a three-year term for each class. As of December 31, 2007, the classes were comprised as follows:

Class I	Class II	Class III
(Term Expires in 2009)	(Term Expires in 2010)	(Term Expires this Year)

Scott Kriens	Pradeep Sindhu	Mary B. Cranston
Stratton Sclavos	Robert M. Calderoni	Kenneth Goldman*
William R. Stensrud	Michael Rose	William R. Hearst III**
J. Michael Lawrie

*	In January 2008, Mr. Goldman resigned from the Board. Mr. Goldman’s decision to resign was due to his appointment in 2007 as an executive officer of a competitor of Juniper Networks, and was not due to any disagreement with Juniper Networks on any matters relating to our operations, policies or practices.

**	In addition, in February 2008, Mr. Hearst informed the Board that he would retire from and not stand for re-election to the Board effective upon the expiration of his current term in 2008. Mr. Hearst’s decision was not due to any disagreement with Juniper Networks on any matters relating to our operations, policies or practices. As such, he will not stand for re-election at the 2008 annual meeting.

The Board has a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. The membership during the last fiscal year and the function of each of the committees are described below. Each of these committees operates under a written charter adopted by the Board. All of those committee charters are available on Juniper Networks’ website at http://www.juniper.net/company/investor_relations/. In addition, the Board has a Stock Committee comprised of the Chief Executive Officer, Chief Financial Officer and beginning in February 2007, a non-employee director, currently Mr. Stensrud. The Stock Committee has authority to grant stock options and restricted stock awards to employees who are not executive officers. During 2007, the Stock Committee held ten meetings, and took action by written consent twice. The Board has also established special litigation, securities pricing and stock repurchase committees for specific purposes, such as oversight of, litigation matters the issuance of securities or repurchases of our common stock. During 2007, the Special Litigation Committee, consisting of Messrs. Lawrie and Rose, met four times and the Stock Repurchase Committee, consisting of Messrs. Kriens, Calderoni, Goldman and Stensrud, met once. During 2007, each incumbent director attended at least 75% of all Board and applicable committee meetings.

Nominating
and Corporate
Name of Director	Board	Audit	Compensation	Governance

Non-Employee Directors:
Robert M. Calderoni(1)	X	X
Mary B. Cranston(2)	X			X
Kenneth Goldman(3)	X	X		X
William R. Hearst III(4)	X	X		X
J. Michael Lawrie(5)	X		X
Frank Marshall(6)	X		X
Kenneth Levy(7)	X		X	X
Michael Rose	X	X
Stratton Sclavos	X			X
William R. Stensrud(8)	X	X	X	X
Employee Directors:
Scott Kriens	X
Pradeep Sindhu	X
Number of Meetings in Fiscal 2007	7	14	6	5

X = Committee member

(1)	The Board has determined that Mr. Calderoni is an “audit committee financial expert” within the meaning of the rules promulgated by the Securities and Exchange Commission.

(2)	Ms. Cranston was appointed to the Nominating and Corporate Governance Committee in February 2008.

(3)	Mr. Goldman resigned from the Board in January 2008 and was replaced on the Audit Committee by Mr. Stensrud.

(4)	Mr. Hearst stepped down from the Audit Committee in August 2007 and was replaced on the committee by Mr. Rose.

(5)	Mr. Lawrie is the Board’s Lead Independent Director.

(6)	Mr. Marshall resigned from the Board in February 2007.

(7)	Mr. Levy’s term as a director expired on May 17, 2007 and he did not seek re-election to the Board.

(8)	Mr. Stensrud stepped down from the Nominating and Corporate Governance Committee in August 2007 and was replaced on the committee by Mr. Hearst.

Audit Committee

The Audit Committee assists the Board in fulfilling its responsibilities for general oversight of the integrity of Juniper Networks’ financial statements, Juniper Networks’ compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, the performance of Juniper Networks’ internal audit function and independent registered public accounting firm, and risk assessment and risk management. The Audit Committee works closely with management as well as our independent registered public accounting firm. The Audit Committee has the authority to obtain advice and assistance from, and receive appropriate funding from Juniper Networks for, outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties.

The report of the Audit Committee is included herein on page 47. The charter of the Audit Committee is available at http://www.juniper.net/company/investor_relations/.

Compensation Committee

The Compensation Committee discharges the Board’s responsibilities relating to compensation of our executive officers, including evaluation of the CEO; produces an annual report on executive compensation, including compensation discussion and analysis, for inclusion in Juniper Networks’ proxy statement and has overall responsibility for approving and evaluating executive officer compensation plans. The Compensation Committee also has responsibility for reviewing the overall equity award practices of the Company. The report of the Compensation Committee is included herein beginning on page 39. The charter of the Compensation Committee is available at http://www.juniper.net/company/investor_relations/.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee identifies individuals qualified to become Board members, consistent with criteria approved by the Board; oversees the organization of the Board to discharge the Board’s duties and responsibilities properly and efficiently; and identifies best practices and recommends corporate governance principles, including giving proper attention and making effective responses to stockholder concerns regarding corporate governance. The charter of the Nominating and Governance Committee is available at http://www.juniper.net/company/investor_relations/.

Identification and Evaluation of Nominees for Directors

The Nominating and Corporate Governance Committee’s criteria and process for evaluating and identifying the candidates that it selects, or recommends to the full Board for selection, as director nominees, are as follows:

•	The Committee regularly reviews the current composition and size of the Board.

•	The Committee reviews the qualifications of any candidates who have been properly recommended or nominated by a stockholder, as well as those candidates who have been identified by management, individual members of the Board or, if the Committee determines, a search firm. Such review may, in the Committee’s discretion, include a review solely of information provided to the Committee or may also include discussions with persons familiar with the candidate, an interview with the candidate or other actions that the Committee deems proper.

•	The Committee evaluates the performance of the Board as a whole and evaluates the qualifications of individual members of the Board eligible for re-election at the annual meeting of stockholders.

•	The Committee considers the suitability of each candidate, including the current members of the Board, in light of the current size and composition of the Board. In evaluating the qualifications of the candidates, the Committee considers many factors, including, issues of character, judgment, independence, age, expertise, diversity of experience, length of service, other commitments, ability to serve on committees of the Board and the like. The Committee evaluates such factors, among others, and does not assign any particular weighting or priority to any of these factors. The Committee considers each individual candidate in the context of the current perceived needs of the Board as a whole. While the Committee has not established specific minimum qualifications for director candidates, the Committee believes that candidates and nominees must reflect a Board that is comprised of directors who (i) are predominantly independent, (ii) are of high integrity, (iii) have qualifications that will increase overall Board effectiveness and (iv) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to audit committee members.

•	In evaluating and identifying candidates, the Committee has the authority to retain and terminate any third party search firm that is used to identify director candidates, and has the authority to approve the fees and retention terms of any search firm.

•	After such review and consideration, the Committee selects, or recommends that the Board of Directors select, the slate of director nominees, either at a meeting of the Committee at which a quorum is present or by unanimous written consent of the Committee.

J. Michael Lawrie was appointed to the Board as a Class III director in February 2007. The recommendation that Mr. Lawrie be considered for appointment to the Board was submitted to the Nominating and Corporate Governance Committee by Mr. Kriens.

Michael J. Rose was appointed to the Board as a Class II director in July 2007. The recommendation that Mr. Rose be considered for appointment to the Board was submitted to the Nominating and Corporate Governance Committee by Mr. Kriens.

Mary B. Cranston was appointed to the Board as a Class III director in November 2007. The recommendation that Ms. Cranston be considered for appointment to the Board was submitted to the Nominating and Corporate Governance Committee by Mr. Sclavos.

Each of the nominees for re-election at the 2008 annual meeting was evaluated by the Nominating and Corporate Governance Committee, recommended by the Committee to the Board for nomination and nominated by the Board for re-election. In February 2008, Mr. Hearst informed the Board that he will retire from the Board upon the expiration of his current term and will not stand for re-election at the 2008 annual meeting.

Stockholder Communications with the Board

Stockholders of Juniper Networks, Inc. and other parties interested in communicating with the Board may contact any of our directors by writing to them by mail or express mail c/o Juniper Networks, Inc., 1194 North Mathilda Avenue, Sunnyvale, California 94089-1206. The Nominating and Corporate Governance Committee of the Board has approved a process for handling stockholder communications received by the Company. Under that process, the General Counsel receives and logs stockholder communications directed to the Board and, unless marked “confidential”, reviews all such correspondence and regularly (not less than quarterly) forwards to the Board a summary of such correspondence and copies of such correspondence. Communications marked “confidential” will be logged as received by the General Counsel and then will be forwarded to the addressee(s).

Policy on Director Attendance at Annual Meetings

Although we do not have a formal policy regarding attendance by members of the Board at our annual meetings of stockholders, directors are encouraged to attend annual meetings of Juniper Networks stockholders. Seven of our eight incumbent directors attended the 2007 annual meeting of stockholders.

DIRECTOR COMPENSATION

Non-Employee Director Meeting Fee and Retainer Information

The following table provides information on Juniper Networks’ compensation and reimbursement practices during fiscal 2007 for non-employee directors.

Annual retainer for all Non-employee Directors (payable quarterly)	$30,000
Additional annual retainer for Audit Committee members (payable quarterly)	$10,000
Additional annual retainer for Compensation Committee members (payable quarterly)	$5,000
Additional annual retainer for Nominating and Corporate Governance Committee members (payable quarterly)	$5,000
Additional annual retainer for Audit Committee Chairman (payable quarterly)	$20,000
Additional annual retainer for Compensation Committee Chairman (payable quarterly)	$5,000
Additional annual retainer for Nominating and Corporate Governance Committee Chairman (payable quarterly)	$5,000
Stock options granted upon initial appointment or election to the Board(1)	50,000
Stock options granted annually(2)	20,000	(3)
Payment for each Board meeting attended in person	$1,250
Payment for each Board meeting attended by phone or video conference	$625
Payment for each committee meeting attended in person	$625
Payment for each committee meeting attended by phone or video conference	$312.50
Payment for each Audit Committee meeting relating to the stock option investigation or each meeting of the Special Litigation Committee attended in person or by phone or video conference	$1,250
Reimbursement for expenses attendant to Board membership	Yes

(1)	Vests monthly over three years commencing on the date of grant with the last 1/36th vesting on the day prior to our annual stockholder meeting in the third calendar year following the date of grant.

(2)	Vests monthly over twelve months commencing on the date of grant.

(3)	Each non-employee director who was not a non-employee director on the date of the prior year’s annual stockholder meeting receives an option covering the number of shares of Common Stock determined by multiplying 20,000 shares by a fraction, the numerator of which is the number of days since the non-employee director received his/her option upon initial appointment to the Board, and the denominator of which is 365, rounded down to the nearest whole share.

Non-Employee Director Compensation Table For Fiscal 2007

The following table shows compensation information for our current and former non-employee directors for fiscal 2007. Neither Mr. Kriens nor Dr. Sindhu received any separate compensation for their Board activities.

Non-Employee Director Compensation for Fiscal 2007

					Change in
					Pension Value
					and
	Fees				Nonqualified
	Earned			Non-Equity	Deferred
	or Paid	Stock	Option	Incentive Plan	Compensation	All Other
Name	in Cash	Awards	Awards(1)	Compensation	Earnings	Compensation	Total

Robert M. Calderoni(2)	$52,813	—	$137,993	—	—	—	$190,806
Mary Cranston(3)	—	—	$24,863				$24,863
Kenneth Goldman(4)	$77,188	—	$137,993	—	—	—	$215,181
William R. Hearst III(5)	$53,438	—	$137,993	—	—	—	$191,431
J. Michael Lawrie(6)	$47,500	—	$114,944	—	—	—	$162,444
Kenneth Levy(7)	$14,688	—	$43,275	—	—	—	$57,963
Frank Marshall(8)	$10,313	—	$92,014	—	—	—	$102,327
Michael Rose(9)	$29,375	—	$68,943				$98,318
Stratton Sclavos(10)	$44,063	—	$137,993	—	—	—	$182,056
William R. Stensrud(11)	$56,250	—	$137,993	—	—	—	$194,243

(1)	Amounts shown do not reflect compensation actually received by the director. Instead, the amounts shown are the compensation costs recognized by Juniper Networks in fiscal 2007 for option awards as determined pursuant to FAS 123R disregarding forfeiture assumptions. These compensation costs reflect option awards granted in 2007 and years prior to fiscal 2007. The assumptions used to calculate the value of option awards are set forth under Note 9 of the Notes to Consolidated Financial Statements included in Juniper Networks Annual Report on Form 10-K for 2007 filed with the SEC on February 29, 2008.

(2)	As of December 31, 2007, Mr. Calderoni held outstanding options to purchase 112,300 shares of the Company’s common stock. The aggregate grant date fair value for the stock option award granted to Mr. Calderoni on May 17, 2007 was $152,048.

(3)	As of December 31, 2007, Ms. Cranston held outstanding options to purchase 50,000 shares of the Company’s common stock. The aggregate grant date fair value for the stock option award granted to Ms. Cranston on November 14, 2007 was $579,775.

(4)	As of December 31, 2007, Mr. Goldman held outstanding options to purchase 144,508 shares of the Company’s common stock. The aggregate grant date fair value for the stock option award granted to Mr. Goldman on May 17, 2007 was $152,048.

(5)	As of December 31, 2007, Mr. Hearst held outstanding options to purchase 109,445 shares of the Company’s common stock. The aggregate grant date fair value for the stock option award granted to Mr. Hearst on May 17, 2007 was $152,048.

(6)	As of December 31, 2007, Mr. Lawrie held outstanding options to purchase 54,712 shares of the Company’s common stock. The aggregate grant date fair value for the stock option award granted to Mr. Lawrie on February 20, 2007 was $348,685. The aggregate grant date fair value for the stock option award granted to Mr. Lawrie on May 17, 2007 was $35,823.

(7)	As of December 31, 2007, Mr. Levy held no outstanding options. Mr. Levy did not receive any new option awards in 2007.

(8)	As of December 31, 2007, Mr. Marshall held no outstanding options. Mr. Marshall did not receive any new option awards in 2007.

(9)	As of December 31, 2007, Mr. Rose held outstanding options to purchase 50,000 shares of the Company’s common stock. The aggregate grant date fair value for the stock option award granted to Mr. Rose on July 17, 2007 was $452,465.

(10)	As of December 31, 2007, Mr. Sclavos held outstanding options to purchase 220,000 shares of the Company’s common stock. The aggregate grant date fair value for the stock option award granted to Mr. Sclavos on May 17, 2007 was $152,048.

(11)	As of December 31, 2007, Mr. Stensrud held outstanding options to purchase 200,000 shares of the Company’s common stock. The aggregate grant date fair value for the stock option award granted to Mr. Stensrud on May 17, 2007 was $152,048.

PROPOSALS TO BE VOTED ON

PROPOSAL NO. 1

ELECTION OF DIRECTORS

There are two nominees for election to Class III of the Board this year — Mary B. Cranston and J. Michael Lawrie. Each of the nominees is presently a member of the Board. Information regarding the business experience of each nominee and the other members of the Board is provided below. Each of the Class III directors are elected to serve a three-year term until the Company’s annual meeting in 2011 and until their respective successors is elected. There are no family relationships among our executive officers and directors.

In February 2008, William R. Hearst III informed the Board that he will retire from the Board upon the expiration of his current term and will not stand for re-election at the 2008 annual meeting. As of the date of this proxy statement, we had not identified a suitable nominee to replace Mr. Hearst on the Board. Accordingly, at the 2008 annual meeting there will be fewer persons nominated for election as Class III directors than are authorized to be elected under our current bylaws and no other nominations were submitted by the deadline for nominations. Votes may not be cast in person or by proxy at the 2008 annual meeting for greater than two nominees to the Board.

If you sign your proxy or voting instruction card but do not give instructions with respect to the voting of directors, your shares will be voted for the two persons recommended by the Board. If you wish to give specific instructions with respect to the voting of directors, you may do so by indicating your instructions on your proxy or voting instruction card.

Our Board recommends a vote “FOR” the election to the Board of Mary B. Cranston and J. Michael Lawrie.

Vote Required

The two persons receiving the highest number of “FOR” votes represented by shares of Juniper Networks common stock present in person or represented by proxy and entitled to be voted at the annual meeting will be elected.

Nominees for Election
Mary B. Cranston Director since 2007 Age 60	Ms. Cranston is currently the Firm Senior Partner of Pillsbury Winthrop Shaw Pittman LLP, an international law firm. She was the Chair and Chief Executive Officer of Pillsbury from January 1999 until April 2006, and continued to serve as Chair of Pillsbury until December 2006. She also serves as a member of the board of directors of Visa, Inc., a financial services company, and GrafTech International, Ltd., a manufacturer of carbon and graphite products.
J. Michael Lawrie Director since 2007 Age 54	Mr. Lawrie has served as Chief Executive Officer of Misys plc, a UK-based provider of industry-specific software products and solutions, since November 2006. From October 2005 to November 2006, Mr. Lawrie served as a partner of ValueAct Capital. From May 2004 to April 2005 Mr. Lawrie served as Chief Executive Officer of Siebel Systems, Inc. From May 2001 to May 2004, Mr. Lawrie served as Senior Vice President and Group Executive at IBM responsible for sales and distribution of all IBM products and services worldwide. Mr. Lawrie also serves as a National Trustee for the Ohio University board of trustees.

Continuing Directors
Scott Kriens Director since 1996 Age 50	Mr. Kriens has served as Chief Executive Officer and Chairman of the Board of Directors of Juniper Networks since October 1996. From April 1986 to January 1996, Mr. Kriens served as Vice President of Sales and Vice President of Operations at StrataCom, Inc., a telecommunications equipment company, which he co-founded in 1986. Mr. Kriens also serves on the boards of directors of Equinix, Inc. and VeriSign, Inc.
Robert M. Calderoni Director since 2003 Age 48	Mr. Calderoni has served as President and Chief Executive Officer and a member of the board of directors of Ariba, Inc., a provider of spend management solutions, since October 2001. From January 2001 to October 2001, Mr. Calderoni served as Ariba’s Executive Vice President and Chief Financial Officer. From November 1997 to January 2001, he served as Chief Financial Officer at Avery Dennison Corporation, a manufacturer of pressure-sensitive materials and office products. From June 1996 to November 1997, Mr. Calderoni served as Senior Vice President of Finance at Apple Computer, a provider of hardware and software products and Internet-based services.
Michael J. Rose Director since 2007 Age 55	Mr. Rose is the retired Executive Vice President and Chief Information Officer of Royal Dutch Shell plc where he served from 2001 to December 2005. Prior to Royal Dutch Shell, Mr. Rose worked for 23 years in a wide range of positions at Hewlett Packard, including controller for various business groups. In 1997, he was named Hewlett Packard’s Chief Information Officer, and in 2000 he was elected an officer by the Board of Directors of Hewlett Packard. He was named the company’s Controller in 2001. Mr. Rose also serves on the board of directors of Brocade Communications Systems, a storage area network equipment company.
Stratton Sclavos Director since 2000 Age 46	Mr. Sclavos has served as a General Partner of Radar Partners LLC, a venture capital firm, since November 2007. From July 1995 to May 2007, Mr. Sclavos served as President and Chief Executive Officer of VeriSign, Inc., a provider of digital infrastructure solutions, and Chairman of its board of directors from December 2001 to May 2007. From October 1993 to June 1995, he was Vice President, Worldwide Marketing and Sales of Taligent, Inc., a software development company that was a joint venture among Apple Computer, Inc., IBM and Hewlett-Packard. Prior to that time, he served in various sales, business development and marketing capacities for GO Corporation, MIPS Computer Systems, Inc. and Megatest Corporation. Mr. Sclavos also serves on the boards of directors of Salesforce.com and Intuit, Inc.
Pradeep Sindhu Director since 1996 Age 55	Dr. Sindhu co-founded Juniper Networks in February 1996 and served as Chief Executive Officer and Chairman of the Board of Directors until September 1996. Since then, Dr. Sindhu has served as Vice Chairman of the Board of Directors and Chief Technical Officer of Juniper Networks. From September 1984 to February 1991, Dr. Sindhu worked as a Member of the Research Staff, and from March 1987 to February 1996, as the Principal Scientist, and from February 1994 to February 1996, as Distinguished Engineer at the Computer Science Lab, Xerox Corporation, Palo Alto Research Center, a technology research center.

William R. Stensrud Director since 1996 Age 57	Mr. Stensrud is an independent investor. From January 2007 to March 2007, he served as Chairman and CEO of Muze, Inc., a provider of B2B digital commerce solutions and descriptive entertainment media information. Mr. Stensrud was a general partner with the venture capital firm of Enterprise Partners from January 1997 to December 2006. Mr. Stensrud was an independent investor and turn-around executive from March 1996 to January 1997. During this period, Mr. Stensrud served as President of Paradyne Corporation and as a director of Paradyne Corporation, GlobeSpan Corporation and Paradyne Partners LLP, all data networking companies. From January 1992 to July 1995, Mr. Stensrud served as President and Chief Executive Officer of Primary Access Corporation, a data networking company acquired by 3Com Corporation. From 1986 to 1992, Mr. Stensrud served as the Marketing Vice President of StrataCom, Inc., a telecommunications equipment company, which Mr. Stensrud co-founded.

PROPOSAL NO. 2

APPROVAL OF THE JUNIPER NETWORKS, INC. 2008 EMPLOYEE STOCK
PURCHASE PLAN

The following is a summary of the principal provisions of the Juniper Networks, Inc. 2008 Employee Stock Purchase Plan, or the 2008 ESPP. The 2008 ESPP was adopted to replace the 1999 Employee Stock Purchase Plan, which is due to expire in early 2009. The 2008 ESPP is generally similar to the expiring plan. This summary is qualified in its entirety by reference to the full text of the 2008 ESPP which is attached to this proxy statement as Appendix A.

Purchase Plan Background

In February 2008, the Board of Directors adopted the 2008 ESPP, subject to approval by our stockholders. Each offering under the 2008 ESPP will be for a period of six months and will consist of consecutive offering periods of approximately six months in length. Offering periods begin on February 1 and August 1, or if such date is not a “trading day” (as defined in the 2008 ESPP), the next trading day, with the first such offering period anticipated to commence on February 1, 2009 (assuming stockholders approve the 2008 ESPP). Each participant will be granted an option on the first day of the offering period and the option will be automatically exercised on the last day of each offering period during the offering period using the contributions the participant has made for this purpose. The purchase price for the common stock purchased under the 2008 ESPP is 85% of the lesser of the fair market value of the common stock on the first business day of the applicable offering period and on the last business day of the applicable offering period. The 2008 ESPP Administrator (as described below) has the power to change the duration of offering periods.

Our 1999 Employee Stock Purchase Plan is currently in effect, with the current offering period under that plan having commenced on February 1, 2008 and scheduled to end no later than July 31, 2008. If the 2008 ESPP is approved by our stockholders, we will terminate the 1999 Employee Stock Purchase Plan immediately following the conclusion of the offering period ending January 30, 2009, and the remaining shares reserved for issuance thereunder, which as of March 1, 2008 was 13,149,032 shares, would no longer be available under the 1999 Employee Stock Purchase Plan.

Shares Subject to the 2008 ESPP

The Board has reserved an aggregate of 12,000,000 shares of Juniper Networks common stock for issuance under the 2008 ESPP. In contrast to the 1999 Employee Stock Purchase Plan, which had automatic annual increases to the shares reserved under such plan, no further increases can be made to the shares reserved for issuance under the 2008 ESPP without the approval of our stockholders.

Administration

The 2008 ESPP may generally be administered by the Board or a committee of the Board (as applicable, the “Administrator”). The Administrator has the authority to construe and interpret any of the provisions of the 2008 ESPP.

International Stock Purchase Rights

To provide us with greater flexibility in structuring our equity compensation programs for our non-U.S. employees, the 2008 ESPP also permits us to grant our non-U.S. employees rights to purchase stock pursuant to rules or sub-plans adopted by the Administrator in order to achieve tax, securities law or other compliance objectives (“International Awards”). While the 2008 ESPP is intended to be an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code (“Section 423”), these International Awards will not qualify under Section 423. See “Federal Tax Consequences” below for a discussion of tax consequences under Section 423.

Eligibility

Employees generally are eligible to participate in the 2008 ESPP if they are customarily employed by Juniper Networks or by a participating subsidiary for more than twenty (20) hours per week and more than five (5) months in any calendar year. International Awards may be made to employees customarily employed for fewer hours or months Eligible employees may select a rate of payroll deduction between 1% and 10% of their compensation and are subject to certain maximum purchase limitations.

As of March 31, 2008, approximately 5,800 employees, including all of our executive officers, would be eligible to participate in the 2008 ESPP. For the offering period under our 1999 Employee Stock Purchase Plan that concluded on January 31, 2008, 3,540 employees actually participated in such offering.

Special Limitations

The 2008 ESPP imposes certain limitations upon a participant’s rights to acquire common stock, including the following limitations:

•	Purchase rights may not be granted to any individual who owns stock, including stock purchasable under any outstanding purchase rights, possessing 5% or more of the total combined voting power or value of all classes of stock of Juniper Networks or any of its affiliates;

•	Purchase rights granted to a participant may not permit the individual to accrue the right to purchase our common stock at an annual rate of more than $25,000, valued at the time each purchase right is granted; and

•	Unless otherwise approved by the Administrator in advance for future offering periods, no participant will be permitted to purchase during any twelve (12) month period more than six thousand (6,000) shares of the Common Stock (subject to any adjustment pursuant to stock splits, recapitalizations, dividends or other similar events).

Termination of Purchase Rights

A purchase right will terminate upon the participant’s election to withdraw from the 2008 ESPP. Any payroll deductions that the participant may have made with respect to the terminated purchase right will be refunded to the participant if the election to withdraw from the 2008 ESPP is received by Juniper Networks prior to the end of an offering period. A participant’s election to withdraw from the 2008 ESPP is irrevocable, and the participant may not rejoin the offering period for which the terminated purchase right was granted.

A purchase right will also terminate upon the participant’s termination of employment. Any payroll deductions that the participant may have made during the offering period in which the termination occurs will be refunded to the participant.

In addition, Juniper Networks has specifically reserved the right, exercisable in the sole discretion of the Administrator to terminate the 2008 ESPP, or any offering period thereunder, at any time.

Stockholder Rights

No participant will have any stockholder rights with respect to the shares covered by his or her purchase rights until the shares are actually purchased on the participant’s behalf. No adjustment will be made for dividends, distributions or other rights for which the record date is prior to the date of the purchase.

Assignability

No purchase rights will be assignable or transferable by the participant, except by will or the laws of inheritance following the participant’s death. Each purchase right will, during the lifetime of the participant, be exercisable only by the participant.

Mergers, Consolidations and Change in Control

The 2008 ESPP provides that, in the event of the proposed dissolution or liquidation of Juniper Networks, the offering period will terminate immediately prior to the consummation of the proposed action, provided that the Administrator may, in its sole discretion, fix an earlier date for termination of the 2008 ESPP and provide each participant the opportunity to purchase shares under the 2008 ESPP prior to the termination. The 2008 ESPP also provides that, in the event of certain merger or “change-in-control” transactions, in the event that the successor corporation refuses to assume or substitute for the option under an ongoing offering period, the offering period with respect to which such option relates will be shortened by setting a new exercise date that occurs before the date of the Company’s proposed merger or change in control.

Amendment of the Plan

The Administrator has the authority to amend, terminate or extend the term of the 2008 ESPP, except that stockholder approval is required to increase the number of shares that may be issued under the 2008 ESPP.

The 2008 ESPP will terminate in 2028, on the twentieth anniversary of the date of its adoption by our Board, unless terminated earlier under the terms of the 2008 ESPP. The effect of termination is that no new offering periods will commence under the 2008 ESPP, but any outstanding offering periods will continue according to their terms.

Federal Tax Consequences

Except with respect to International Awards, the 2008 ESPP is intended to be an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code. Under such a plan, no taxable income will be reportable by a participant, and no deductions will be allowable to Juniper Networks, as a result of the grant or exercise of the purchase rights issued under the 2008 ESPP. Taxable income will not be recognized until there is a sale or other disposition of the shares acquired under the 2008 ESPP or in the event the participant should die while still owning the purchased shares.

If the participant sells or otherwise disposes of the purchased shares within two years after commencement of the offering period during which those shares were purchased or within one year of the date of purchase, the participant will recognize ordinary income in the year of sale or disposition equal to the amount by which the fair market value of the shares on the purchase date exceeded the purchase price paid for those shares. If the participant sells or disposes of the purchased shares more than two years after the commencement of the offering period in which those shares were purchased and more than one year from the date of purchase, then the participant will recognize ordinary income in the year of sale or disposition equal to the lesser of the amount by which the fair market value of the shares on the sale or disposition date exceeded the purchase price paid for those shares or 15% of the fair market value of the shares on the date of commencement of such offering period. Any additional gain upon the disposition will be taxed as a capital gain.

If the participant still owns the purchased shares at the time of death, the lesser of the amount by which the fair market value of the shares on the date of death exceeds the purchase price or 15% of the fair market value of the shares on the date of commencement of the offering period during which those shares were purchased will constitute ordinary income in the year of death.

If the purchased shares are sold or otherwise disposed of within two years after commencement of the offering period during which those shares were purchased or within one year after the date of purchase, then Juniper Networks will be entitled to an income tax deduction in the year of sale or disposition equal to the amount of ordinary income recognized by the participant as a result of such sale or disposition. No deduction will be allowed in any other case.

New Benefits Under the 2008 ESPP

Because awards to employees under the 2008 ESPP are based on voluntary contributions in amounts determined by the participant, the benefits and amounts that will be received or allocated under the 2008 ESPP are not determinable at this time. Therefore, we have not included a table reflecting such benefits or awards.

Based on their stockholdings as of March 1, 2008, (determined in accordance with Section 423 of the Code) all of our named executive officers (as defined in “Compensation Discussion and Analysis” below) will be eligible to participate in our 2008 ESPP, except for Robert R.B. Dykes who resigned from the Company in 2007 and Stephen Elop who resigned from the Company in 2008. Only two of our named executive officers currently participate in our 1999 Employee Stock Purchase Plan. None of our non-employee directors will be eligible to participate in the 2008 ESPP.

The Board of Directors Recommends a Vote “FOR” Approval of the Juniper Networks, Inc. 2008 Employee Stock Purchase Plan.

If you sign your proxy or voting instruction card but do not give specific voting instructions, your shares will be voted for the approval of the Juniper Networks, Inc. 2008 Employee Stock Purchase Plan, as recommended by the Board.

Vote Required

Approval of the of the Juniper Networks, Inc. 2008 Employee Stock Purchase Plan requires the affirmative vote of a majority of the shares of Juniper Networks common stock present in person or represented by proxy and entitled to be voted at the meeting.

PROPOSAL NO. 3

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed Ernst & Young LLP, an independent registered public accounting firm, to audit Juniper Networks’ consolidated financial statements for the fiscal year ending December 31, 2008. During fiscal 2007, Ernst & Young served as Juniper Networks’ independent registered public accounting firm and also provided certain tax and other audit related services. See “Principal Accountant Fees and Services” on page 46. Representatives of Ernst & Young are expected to attend the annual meeting, where they are expected to be available to respond to appropriate questions and, if they desire, to make a statement.

Our Board recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP, an independent registered public accounting firm, as Juniper Networks’ auditors for the 2008 fiscal year. If the appointment is not ratified, the Audit Committee will consider whether it should select other independent auditors. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm as Juniper Networks’ independent auditors at any time during the year if the Audit Committee determines that such a change would be in the Company’s and its stockholders’ best interests.

If you sign your proxy or voting instruction card but do not give specific voting instructions, your shares will be voted for the ratification of the appointment of Ernst & Young LLP, an independent registered public accounting firm, as Juniper Networks’ auditors for the 2008 fiscal year, as recommended by the Board.

Vote Required

Ratification of the appointment of Ernst & Young LLP, an independent registered public accounting firm, as auditors for fiscal 2008 requires the affirmative vote of a majority of the shares of Juniper Networks common stock present in person or represented by proxy and entitled to be voted at the meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth information, as of March 1, 2008, concerning:

•	beneficial owners of more than 5% of Juniper Networks’ common stock;

•	beneficial ownership by Juniper Networks directors and the named executive officers set forth in the Summary Compensation table on page 40; and

•	beneficial ownership by all Juniper Networks directors named in this proxy statement and Juniper Networks executive officers as a group.

The information provided in the table is based on Juniper Networks’ records, information filed with the Securities and Exchange Commission and information provided to Juniper Networks, except where otherwise noted.

The number of shares beneficially owned by each entity, person, director or executive officer is determined under rules of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and also any shares that the individual has the right to acquire as of April 30, 2008 (60 days after March 1, 2008) through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares set forth in the following table. In addition, unless otherwise indicated, all persons named below can be reached at Juniper Networks, Inc., 1194 N. Mathilda Avenue, Sunnyvale, California 94089.

BENEFICIAL OWNERSHIP TABLE

	Amount and Nature
	of Beneficial		Percent
Name and Address of Beneficial Owner	Ownership(1)		of Class(1)

Holders of Greater Than 5%
FMR LLC. 82 Devonshire Street Boston, MA 02109	63,540,494	(2)	12.1%
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	62,501,612	(3)	11.9%
Directors and Named Executive Officers:
Robert M. Calderoni(4)	110,633		*
Mary Cranston(4)	6,944		*
Robyn Denholm	0		*
Robert Dykes	874		*
Stephen Elop	421		*
Kenneth Goldman(5)	60,494		*
William R. Hearst III(6)	962,697		*
Scott Kriens(7)	14,888,215		2.8%
J. Michael Lawrie(4)	23,763		*
Kenneth Levy	0		*
Frank Marshall(8)	609,938		*
Edward Minshull(4)	155,892		*
Kim Perdikou(9)	397,979		*
Michael Rose(4)	12,500		*
Stratton Sclavos(10)	226,333		*
Pradeep Sindhu(11)	8,964,310		1.7%
William R. Stensrud(12)	1,367,834		*
All Directors and Executive Officers as a Group (19 persons)(13)	28,116,795		5.4%

*	Represents holdings of less than one percent.

(1)	The percentages are calculated using 524,020,999 outstanding shares of the Company’s common stock on March 1, 2008 as adjusted pursuant to Rule 13d-3(d)(1)(i). Pursuant to Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, as amended, beneficial ownership information also includes shares subject to options exercisable within 60 days of March 1, 2008.

(2)	Based on information reported on Schedule 13G filed with the Securities and Exchange Commission on February 14, 2008.

(3)	Based on information reported on Schedule 13G filed with the Securities and Exchange Commission on February 13, 2008. These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(4)	Consists of shares which are subject to options that may be exercised within 60 days of March 1, 2008.

(5)	Includes 39,166 shares which are subject to options that may be exercised within 60 days of March 1, 2008. Mr. Goldman resigned from the Board in January 2008.

(6)	Includes 107,778 shares which are subject to options that may be exercised within 60 days of March 1, 2008.

(7)	Includes 9,481,672 shares held by the Kriens 1996 Trust, of which Mr. Kriens and his spouse are the trustees, and 4,951,457 shares which are subject to options that may be exercised within 60 days of March 1, 2008.

(8)	Includes 192,582 shares held by Big Basin Partners, LP, 88,204 shares held by Timark, LP, of which Mr. Marshall is a general partner and 272,152 shares held by the Frank & Judith Marshall Trust. Mr. Marshall resigned from the Board in February 2007.

(9)	Includes 384,875 shares which are subject to options that may be exercised within 60 days of March 1, 2008.

(10)	Includes 218,333 shares which are subject to options that may be exercised within 60 days of March 1, 2008.

(11)	Includes 1,618,780 shares held by the Sindhu Investments, LP, a family limited partnership; 3,563,370 shares held by the Sindhu Family Trust and 6,867 shares held by Dr. Sindhu’s spouse. Also includes 2,167,082 shares which are subject to options that may be exercised within 60 days of March 1, 2008.

(12)	Includes 983,101 shares held in a trust as community property and 198,333 shares which are subject to options that may be exercised within 60 days of March 1, 2008.

(13)	Includes an aggregate of 8,713,578 shares which are subject to options that may be exercised within 60 days of March 1, 2008.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and holders of more than 10% of Juniper Networks Common Stock to file with the Securities and Exchange Commission reports regarding their ownership and changes in ownership of our securities. We believe that, during fiscal 2007, our directors, executive officers and 10% stockholders complied with all Section 16(a) filing requirements. In making this statement, we have relied upon examination of the copies of Forms 3, 4 and 5, and amendments thereto, provided to Juniper Networks and the written representations of its directors and executive officers.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company’s Worldwide Code of Business Conduct and Ethics (the “Code”) requires that the Company’s employees, officers and directors should avoid conducting Company business with a relative or significant other, or with a business in which a relative or significant other is associated in any significant role (as used in the Code, a “related party transaction”). If the related party transaction involves the Company’s directors or executive officers or is determined by the Company’s Chief Financial Officer to be material to the Company (or if applicable SEC or NASDAQ rules require approval by the Audit Committee), the Audit Committee of the Board, in accordance with the Code and its charter, must review and approve the matter in writing in advance of any such related party transactions.

The Company reimburses Mr. Kriens for ordinary operating costs relating to his use of his aircraft for business purposes up to a maximum amount of $650,000 per year. In 2007 Mr. Kriens received approximately $352,000 in such reimbursements.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Compensation Philosophy and Objectives

The Compensation Committee of the Board of Directors (the “Committee”) recognizes that in order for the Company to successfully develop, introduce, market and sell products, the Company must be able to attract, retain and reward qualified executive officers who will be able to operate effectively in a high growth, complex environment. In that regard, the Company must offer compensation that (a) is competitive in the industry; (b) motivates executive officers to achieve the Company’s strategic business objectives; and (c) aligns the interests of executive officers with the long-term interests of stockholders.

The Committee’s intention is to adopt compensation programs that encourage creation of long-term value for stockholders, employee retention, and equity participation. The Committee’s approach is based on the philosophy that a substantial portion of aggregate compensation for executive officers should be contingent upon the Company’s overall performance and an individual’s contribution to the Company’s success in meeting certain critical objectives. In this regard, the Committee historically targeted base salary at approximately the 50th percentile, or median, relative to competitive market practices, although actual base salaries may be higher or lower than this targeted positioning. Incentive compensation and long term equity awards were intended to target overall compensation at approximately the 50th percentile, although the financial performance of the Company and changes in the market price of the Company’s Common Stock can result in total compensation above or below the target.

Overview of Executive Compensation

Under the charter of the Compensation Committee, the Committee is comprised entirely of independent directors and has the responsibility for approving compensation for those officers who are designated as reporting officers under Section 16 of the Securities Exchange Act of 1934 (“Section 16 officers”). Generally, the types of compensation and benefits provided to the Section 16 officers are also provided to other non-Section 16 officers reporting to the Chief Executive Officer. Throughout this proxy statement, the individuals who served as the Company’s Chief Executive Officer or Chief Financial Officer during 2007, as well as the other individuals included in the Summary Compensation Table on page 40, are referred to as the “named executive officers”. All of the named executive officers are Section 16 officers.

The Committee approves all compensation decisions for the Section 16 officers. The Committee has the authority to engage its own advisors to assist it in carrying out its responsibilities and has approved the Company’s retention of Mercer (US) Inc. (“Mercer”) to provide analysis, advice and guidance from with respect to compensation. The Committee is free to replace its compensation advisors or retain additional advisors at any time. Mercer assists the Committee by providing compensation information, analyzing various compensation alternatives and data, and helping to develop recommendations regarding all awards to Section 16 officers. Mercer and Mercer affiliates also provide other services to the Company, including U.S. benefits administration, consulting services related to generally available Company benefit plans, and brokerage services for U.S. and international benefit plans.

Mercer generally works with the Company’s Executive Vice President responsible for Human Resources and the Company’s Senior Director of Compensation and Benefits. Mercer provides analysis to the Company and the Committee regarding the Section 16 officer’s compensation relative to external market benchmarks. Mercer also provides information to the Company and the Committee regarding compensation trends, compensation strategy and structure of incentive programs.

The Chief Executive Officer annually reviews the performance of each Section 16 officer (other than the Chief Executive Officer whose performance is reviewed by the Committee). As Chief Executive Officer, Mr. Scott Kriens is responsible for making a recommendation regarding the salary, incentive target and equity awards for each individual Section 16 officer other than himself, based on the analysis and guidance provided by the Committee’s advisors and on his assessment of the performance of the individuals. He is assisted by the Executive Vice President,

Human Resources and the Senior Director of Compensation and Benefits in these recommendations to the Committee regarding compensation for Section 16 officers. Performance factors considered in developing recommendations for the Committee include the applicable officer’s leadership, strategic planning, delivery of financial results (if such officer is responsible for such results, such as a general manager of a business group), and succession planning. Mr. Kriens takes an active part in the discussions at Committee meetings at which compensation of his direct reports and the other Section 16 officers are discussed.

The Executive Vice President, Human Resources and the Senior Director of Compensation and Benefits make the recommendation regarding the Chief Executive Officer’s compensation with the input and advice of the Committee’s advisors. Performance factors considered in developing recommendations for the Committee include Mr. Kriens’ leadership, strategic planning, delivery of financial results and succession planning. All decisions regarding Mr. Kriens compensation are made by the Committee in executive session, without Mr. Kriens present. The Committee considers, but is not in any way bound by, and frequently changes recommendations made by Company management. Similarly, the conclusions reached and recommendations made by outside advisors can also be accepted, rejected or modified by the Committee.

Assessing the Competitive Market for Talent

In making compensation decisions, the Committee takes into account many factors described below, including the competitive market for executive talent. The Committee uses competitive market data to establish reference points for evaluating compensation for Section 16 officers. As there is considerable variation in the compensation amounts and methodologies used among companies and because no two companies possess the exact same characteristics, size, structure, business, history and prospects, the Committee relies on a specific peer company analysis of publicly-available data on a group of publicly-traded networking equipment and other high technology companies (the “Peer Group”) and “market data” composed of a broad technology company sample. The companies included in the Peer Group are ones which the Committee believes are similar in size and business scope to Juniper Networks and companies with which Juniper Networks competes for talent. This list is periodically reviewed and updated by the Committee to take into account changes in both the Company’s business and the businesses of the peer companies. For 2007, the Peer Group consisted of the following companies: Adobe Systems, Inc.; Autodesk, Inc.; Avaya, Inc.; BEA Systems, Inc.; BMC Software, Inc.; CA, Inc.; Corning, Inc.; Earthlink, Inc.; eBay, Inc.; Intuit, Inc.; Network Appliance, Inc.; Symantec Corporation; Tellabs, Inc.; VeriSign, Inc.; and Yahoo, Inc. Because of the variations between companies as to which individuals and roles compensation is disclosed, there will not be available directly comparable information from each peer company with respect to each of our Section 16 officers or named executive officers.

For the 2007 annual compensation review completed by Mercer, the broad-based technology company data was drawn from several sources, including: the Buck Executive High Technology Survey, the Radford Executive Survey, the Watson Wyatt Report on Top Executive Compensation, and the Mercer Benchmark Database. For corporate positions, data was collected for companies between $1 billion and $6 billion in sales revenue. For the general managers who are compensated in part based on the performance of their respective business unit, the Committee received survey data for Top Business Unit Executives scoped to the sales revenue size of each respective business unit at the Company.

For 2008, the Peer Group was revised at the recommendation of Mercer to replace certain companies that were acquired or were deemed to engage in atypical pay practices compared to the other members of the group. The 2008 Peer Group consisted of the following companies: Adobe Systems, Inc.; Autodesk, Inc.; Avaya, Inc.; BMC Software, Inc.; CA, Inc.; Corning, Inc.; Earthlink, Inc.; eBay, Inc.; Harris Corporation; Intuit, Inc.; Network Appliance, Inc.; Symantec Corporation; Tellabs, Inc.; VeriSign, Inc.; and UTStarcom, Inc. The data on the compensation practices of the Peer Group is gathered through publicly available information. Because of the variations between companies as to which individuals and roles compensation is disclosed, there will not be available directly comparable information from each peer company with respect to each of our Section 16 officers or named executive officers.

For the 2008 annual compensation review completed by Mercer, the broad-based technology company data was drawn from several sources, including: the Buck Executive High Technology Survey and the Radford Executive

Survey. For corporate positions, data was collected for companies between $1 billion and $6 billion in sales revenue. For the general managers who are compensated in part based on the performance of their respective business unit, the Committee received survey data for Top Business Unit Executives scoped to the sales revenue size of each respective business unit at the Company.

In addition to the market data sources discussed above, the Committee also considers other information and factors in determining compensation for individual Section 16 officers including, internal consistency between Juniper Networks employees, job performance, skills, prior experience, competitive job offers made to Juniper Networks employees, recruiting offers made by Juniper Networks, and market conditions. Finally, in some cases, the compensation for newly hired Section 16 officers may be determined based on the recruitment negotiations with such individuals, and may reflect such factors as the amounts of compensation that the individual would forego by joining Juniper Networks or the costs of relocation.

Elements of Executive Compensation

The principal components of compensation for Section 16 officers are:

•	Base salary

•	Performance-based cash incentive compensation

•	Long-term equity incentive compensation, such as stock options, restricted stock units and performance shares

•	Employee benefits and perquisites

•	Severance benefits

Juniper Networks has selected these elements of compensation because each is considered useful and/or necessary to meet one or more of the principal objectives of our compensation policy. Base salary and employee benefits are set with the goal of attracting employees by guaranteeing a minimum level of compensation for services performed. Performance-based cash incentives are provided to incentivize or reward achievement of short-term or annual performance goals. Long-term equity incentives are provided to align executive interests with those of our stockholders and to promote achievement of long-term business objectives and retention of key talent.

The Committee reviews the compensation program on an annual basis. The Committee’s annual review is primarily focused on the structure of the performance based incentive plans overall and, with respect to individual Section 16 officers, on (i) base salary, (ii) total target cash compensation (base salary + performance based cash incentive) and (iii) long-term equity incentive compensation and total direct compensation (total target cash comp + long-term equity incentive). Except for the proposed Deferred Compensation Program and Executive Wellness Program described below, the Company does not typically offer perquisites or employee benefits to Section 16 officers that are not also made available to employees on a broad basis. Severance benefits have been approved either in connection with the negotiations to recruit individual executives or periodically as part of a program to extend such benefits to Section 16 officers as a group. Accordingly, severance benefits, employee benefits and perquisites are reviewed from time to time, but not annually, to ensure that benefit levels remain competitive and are reasonable and not excessive.

Base Salary

Salaries are used to provide a fixed amount of compensation for the executive’s regular work. The Company targets base salary levels for each position, on average, at the 50th percentile of similar positions based on competitive market data. Some variation above or below the competitive median occurs when, in the judgment of management and/or the Compensation Committee, as appropriate, the factors described above influence a different positioning.

The salaries of the Section 16 officers are reviewed on an annual basis, as well as at the time of a promotion or other change in responsibilities. The effective date of annual increases typically is April 1st of each year.

Pursuant to the 2007 annual compensation review and based on the performance of the company in 2006, no changes were made to the base salaries of Mr. Edward Minshull, Mr. Robert Dykes. The Committee approved an increase in base salary for Mr. Kriens intended to make his salary more competitive with the market and to place his salary above that of our Chief Operating Officer. The Committee also approved an increase in salary and a decrease in annual target incentive for Ms. Kim Perdikou in order to rebalance her cash compensation between salary (which was below market) and annual cash incentive compensation (which was above market).

In January 2007, Mr. Stephen Elop joined the Company and in August 2007, Ms. Robyn Denholm joined the Company. Their respective base salaries and other compensation were determined with reference to the competitive market data discussed above and through negotiation.

Pursuant to the 2008 annual compensation review, no changes were made to the base salary of Mr. Minshull because his salary was above the median percentile of the competitive market data. The Committee noted that this was primarily due to the fact that Mr. Minshull is paid in British Pounds and exchange rates have impacted his compensation relative to the other named executive officers. The base salaries of Mr. Kriens, Ms. Denholm and Ms. Perdikou were increased by approximately 16.7%, 4.2% and 5%, respectively. The increases to the salaries of Mr. Kriens and Ms. Perdikou were intended to bring their salaries closer to the median of the Peer Group. Even after the adjustment, Mr. Kriens’ salary is substantially below the median. However, the Committee concluded that it would continue to move his salary toward the median over multiple years rather than attempt to close this gap in one large step. The increase to Ms. Denholm’s salary places her total target cash compensation slightly above the median for the Peer Group and the Committee determined this was appropriate in light of Ms. Denholm’s performance in 2007.

Performance-Based Cash Incentive Compensation

Target Incentives as a Percentage of Salary

As discussed above, the Company’s compensation objective is to have a significant portion of each Section 16 officer’s compensation tied to performance. To this end, the Company has established a target annual performance-based cash incentive opportunity for each Section 16 officer expressed as a percent of base salary. In establishing the amount of target incentive, the Committee takes into account the competitive market data, a desired positioning at the market median, the individual’s role and contribution to performance, and internal consistency among executives at a comparable level. The actual award earned may be higher or lower than this target incentive amount based on company, business unit, and/or individual performance factors.

For 2007, taking into account the changes made to base salary and other factors discussed above, the Committee determined that no changes be made to the target incentive (as a percentage of base salary) for Mr. Kriens, Mr. Minshull or Mr. Dykes and they remained at 150%, 100% and 100%, respectively. With respect to Ms. Perdikou, the Committee determined that in light of her review of total cash compensation market data, the mix of cash compensation between base salary and variable incentive should be rebalanced. As a result, the amount of target incentive was reduced from 100% to 75% of base salary for Ms. Perdikou.

In connection with their joining the Company, Mr. Elop’s target incentive was established at 125% of base salary earned in 2007 and Ms. Denholm’s target incentive was established at 100% of base salary earned in 2007. The Committee determined Mr. Elop’s target based on two factors. First, the Committee concluded that it was desirable to use the 125% amount in order to weight Mr. Elop’s total cash compensation more heavily on achievement of Company performance objectives than other executive officers (other than Mr. Kriens). Second, the Committee determined that the target incentive percentage was consistent with the general compensation objective of targeting Mr. Elop’s total cash compensation at approximately the median percentile for his position based on competitive market data. The target incentive for Ms. Denholm placed her total cash compensation slightly above the median percentile for her position based on the competitive market data, but the Committee determined that this was necessary to recruit Ms. Denholm to join Juniper Networks, was consistent with the target incentive for the Company’s prior Chief Financial Officer and was consistent with the opportunities for other senior executives with comparable positions.

In 2008, the Company’s objective was to target total cash compensation at approximately the market median of the Peer Group. Taking into account the changes made to base salary discussed above and the Peer Group data for total cash compensation, the Committee determined that no changes be made to the target incentive percentages for the Company’s named executive officers.

Annual Incentive Plans

Each year an annual incentive plan is established for Section 16 officers in order to reward those individuals based on performance against various business objectives for that year or for a portion of that year, as described below. For 2007, the Company altered its executive short-term incentive plan from a six month plan to an annual plan. The Company took this action to align its short-term incentive plan with market practice. In addition, the Company believes that achievement of the Company’s business plan and near term business objectives are best effectuated through a cash incentive plan tied to performance goals established for a period of one year. Because of the rapidly changing industry in which the Company competes, the Company believes that by establishing goals that are measured over an annual basis, the goals can be established with greater specificity and linkage to the operating plan objectives and with less risk of subsequent revision than if objectives were based on longer measurement periods. The Committee also believes that goals that can be achieved over an annual period are more effective at motivating performance and promoting retention than goals which take a longer time to achieve and are therefore inherently less under the control of the individual to accomplish. Moreover, the Company also believes that establishing an annual plan provides the Company with the flexibility to adjust the structure and objectives of its plan to meet changes in the Company’s business and competitive environment.

To promote achievement of longer term objectives, the Company relies on equity incentives discussed in more detail below.

2007 Annual Incentive Plan.  For the 2007 fiscal year, the Committee approved the 2007 Annual Incentive Plan (the “2007 AIP”) for Section 16 officers. Under the 2007 AIP, each participant is eligible to receive an annual incentive bonus once per year following the end of the year based on achievement of specified objectives established at the beginning of the year. The Company believes that the primary performance measurements should be based on achieving key financial targets tied to the Company’s annual operating plan. The incentive is based 50% on the Company’s revenue results, 30% on the Company’s non-GAAP operating income results and 20% on achieving other specified strategic goals, such as employee engagement and leadership development. However, in the case of a general manager of a business group, such as Ms. Kim Perdikou, Executive Vice President and General Manager Infrastructure Products Group, the revenue and operating income factors are based half on achieving the Company’s revenue and non-GAAP operating income targets and half on achieving the applicable business group’s revenue and non-GAAP contribution margin targets. The incentive amounts are calculated and paid after the end of the year. The amounts paid depend on the level of achievement against the objectives and, with respect to the revenue and operating income objectives, range between zero and 200% of the target incentive. With respect to the specified strategic goals, payments range between zero and 100% of the target incentive. However, no payment is earned for any component if less than 80% of the operating income objective is achieved. At 80% of the objective, 30% of the applicable component is earned; achievement of 100% of the objective results in 100% of the component earned; and if 120% of the revenue or operating income objective is achieved, 200% of that component is earned. At the time the Committee set the performance goals for the participants under the 2007 AIP, it believed that they were achievable but only with significant effort.

Upon completion of the measurement period for 2007, the Committee reviewed the performance of the Company, each applicable business group and each Section 16 officer to verify and approve the calculations of the amounts to be paid under the 2007 AIP.

Payments to Section named executive officers under the 2007 Bonus Plan ranged between 109% and 117% of the individual’s target bonus for year. The following table summarizes the payments for the Company’s named executive officers:

2007 Annual Incentive Plan Payments

	Percentage of
	Fiscal 2007
	Performance	2007 AIP
Name	Target Achieved	Payment

Scott Kriens	109%	$981,000
Chairman and Chief Executive Officer
Robyn Denholm	109%	$218,000	(1)
Executive Vice President, Chief Financial Officer
Robert Dykes(2)	N/A	N/A
Executive Vice President, Chief Financial Officer
Stephen Elop	109%	$735,750
Executive Vice President, Chief Operating Officer
Edward Minshull(3)	109%	$506,414
Executive Vice President, Worldwide Field Operations
Kim Perdikou	117%	$302,738
Executive Vice President and General Manager, Infrastructure Products Group

(1)	Ms. Denholm’s payment is based on her annual base salary, prorated from the commencement of her employment in August 2007.

(2)	Mr. Dykes resigned from his position at the Company in 2007 and was not eligible for payment under the 2007 AIP.

(3)	Mr. Minshull is paid in British Pounds (£). The 2007 compensation amounts for Mr. Minshull in this proxy statement are presented on an as-converted to U.S. Dollars ($) basis at a rate of $2.02 for each £1. This represents the exchange rate in effect for conversion of British Pounds to U.S. Dollars as of December 31, 2007.

2008 Annual Incentive Plan.  For the 2008 fiscal year, the Committee approved the 2008 Annual Incentive Plan (the “2008 AIP”) for Section 16 officers. Under the 2008 AIP, each participant is eligible to receive an annual incentive bonus once per year following the end of the year based on achievement of specified objectives established at the beginning of the year. The Company believes that the primary performance measurements should be based on achieving key financial targets tied to the Company’s annual operating plan. The incentive is based 50% on the Company’s revenue results, 30% on the Company’s non-GAAP operating income results and 20% on achieving other specified strategic goals, such as employee engagement and leadership development. However, in the case of a general manager of a business group, the revenue and operating income factors are based half on achieving the Company’s revenue and non-GAAP operating income targets and half on achieving the applicable business group’s revenue and non-GAAP operating income targets. The incentive amounts are calculated and paid after the end of 2008. The amounts paid depend on the level of achievement against the objectives and, with respect to the revenue and operating income objectives, range between zero and 200% of the target incentive. With respect to the specified strategic goals, payments range between zero and 100% of the target incentive. However, no payment is earned for any component if less than 80% of the operating income objective is achieved. At 80% of the objective, 30% of the applicable component is earned; achievement of 100% of the objective results in 100% of the component earned; and if 120% of the revenue or operating income objective is achieved, 200% of that component is earned. At the time the Committee set the performance goals for the participants under the 2007 AIP, it believed that they were achievable but only with significant effort.

Sign-on Incentive for Ms. Denholm

In connection with the hiring of Ms. Denholm in August 2007, the Committee approved the payment of a sign-on incentive to Ms. Denholm of $250,000, which is subject to repayment on a prorated basis if she is terminated with cause or voluntarily terminates her employment without good reason, each as defined in her offer letter, in the first year of her employment. The Committee determined that such bonus was reasonable and necessary to secure the services of Ms. Denholm in light of the expected incentive compensation from her prior employer that Ms. Denholm had forgone in connection with joining Juniper Networks.

Long-Term Equity Incentive Compensation

Juniper Networks provides long-term equity incentive compensation through awards of stock options, performance shares and restricted stock units. The Company’s equity compensation programs are intended to align the interests of its employees with those of its stockholders by creating an incentive for our Section 16 officers to drive financial performance over time and maximize stockholder value. The equity compensation program also is designed to encourage our Section 16 officers to remain employed with the Company.

2007 Long-Term Incentive Program.  For 2007, the Company reviewed its approach to equity awards and decided to increase the focus on pay-for-performance by introducing performance shares into the mix of equity awards, replacing the performance-awarded restricted stock unit grant opportunity provided to Section 16 officers in 2006. The Company retained stock options as a key element of its equity compensation program.

The performance shares are earned based on performance against specific financial goals and then vest over time. To the extent that specified performance goals are not met, shares are not earned. If an executive fails to satisfy the service requirement, any earned shares are forfeited. The Committee believes that this combination of performance and service requirements provides incentives to achieve both specified performance objectives and increases in the Company’s stock price and also promotes retention.

For 2007, in determining the amount of long-term equity incentives to award each individual, the Committee evaluated the value of the proposed long-term equity awards and total direct compensation and compared those values to the market data discussed above. For 2007, to reflect the change in the Company’s size and maturity, the Company’s objective was to move total direct compensation towards the 50th percentile of the market. However, in making individual awards, the Committee took into account the individual executive’s performance, previously granted awards, and in the case of executives other than the CEO, the CEO’s recommendations for award levels.

In structuring the 2007 awards, the Committee sought to allocate approximately 50% of the value to stock options and 50% to performance shares. The Committee believed that the 50/50 split fairly balanced the need for focus on long-term stockholder value creation and on intermediate financial performance objectives. Stock option grants were valued using a risk-adjusted present value methodology, assuming an exercise price of $20.00 and resulting in an estimated option value of $9.52 per share. Performance shares were valued assuming target performance and at an assumed grant price of $20.00 per share.

The stock options were granted by the Company on March 9, 2007 and have an exercise price equal to the closing market price on the date of grant of $18.31 per share. The options have a seven year term and vest with respect to 25% of the shares on the first anniversary of grant and with respect to 1/48th of the shares each month thereafter, assuming continued service to the Company.

The performance shares were granted on March 9, 2007 and vest based on achievement of specific performance objectives established for each year of a three-year period. The amount of performance shares earned for a particular year is based on the achievement of annual performance targets established for that year. For 2007 and 2008, the performance goals are based on revenue and non-GAAP operating margin. At the time the Committee set the target performance goals, it believed that they were achievable but only with significant effort. With respect to each year’s performance, the individual can earn between 0% and 200% of the target number of shares for that year depending on the level of achievement against the goals established for that year. (The target number of shares for each year is one third of the target number of shares for the entire three year period). Provided the employee is still employed on the date that the Committee approves the performance calculation for the third year, the employee is issued a number of fully paid and fully vested shares of common stock equal to the number “earned” over the three year period.

For example: an employee is granted performance shares for a maximum of 60,000 shares with a target number of 30,000 shares over a three year period. During the first year the Company achieves the target revenues and target operating margin, and the employee earns the target number of 10,000 shares for that year, or 1/3 of the total target number of shares for the full three year period. During the second year, the Company achieves target revenue but is below target operating margin and the employee earns 5,000 shares. During the third year, the Company exceeds its performance targets and the employee earns 20,000 shares. Accordingly, the employee is issued at the completion of the three year cycle a total of 35,000 fully vested shares. No shares are vested or issued prior to the completion of the third year, and any earned but unvested shares are forfeited if the employee leaves the Company before they are vested and paid. The following table reflects the performance shares earned by our named executive officers under the 2007 performance share award program for the awards granted on March 9, 2007:

2007 Performance Share Awards

			Number of
	Original Total	Percentage of	Performance Shares	Remaining
	Target Performance	Fiscal 2007 Targets	Earned for Fiscal	Performance Share
Name	Share Amount	Achieved	2007 Performance	Target Amount

Scott Kriens	100,000	112%	37,334	66,666
Robyn Denholm	N/A	N/A	N/A	N/A	(1)
Robert Dykes	N/A	N/A	N/A	N/A	(2)
Stephen Elop	100,000	N/A	N/A	N/A	(3)
Edward Minshull	33,000	112%	12,320	22,000
Kim Perdikou	33,000	112%	12,320	22,000

(1)	Ms. Denholm was not employed by the Company at the time these awards were granted.

(2)	Not applicable due to resignation of individual in 2007.

(3)	Not applicable due to resignation of individual in 2008.

2007 Restricted Stock Unit Awards (Based on 2006 Results).  Prior to 2006, the Company relied primarily on stock options to provide equity incentives to its Section 16 officers. In 2006, the Committee concluded that a combination of both stock options and performance-awarded restricted stock units would better address the Company’s compensation strategy, especially the need to balance incentives to drive performance with the need to attract and retain executive talent.

In establishing the amount of long-term equity incentives to award each individual, the Committee evaluated the total value of the proposed long-term equity awards and compared it to the competitive market data discussed above. In 2006, the Company’s objective was to target long term equity incentive compensation at approximately the 75th percentile of market data. In addition, the Committee also evaluated the retention value of prior equity awards granted to an individual based on the potential value of the unvested portion of those awards under various scenarios. In structuring the 2006 awards, the Committee sought to allocate 50% of the value to stock options and 50% to performance awarded restricted stock units. Performance awarded restricted stock grant guidelines were created by applying a ratio of one share subject to a restricted stock unit being equivalent to 2.5 shares subject to a stock option. This number was then increased by 20% to reflect the additional risk associated with the performance feature discussed below.

The restricted stock units were awarded under a program pursuant to which the number of restricted stock units issued to each officer was dependent on the achievement of earnings per share objectives for 2006. At the time the Committee set the target performance goals for the participants under the 2006 restricted stock unit program, it believed that they were achievable but only with significant effort. Depending on the level of performance against the objectives, participants could receive restricted stock units for as much as 150% of the target number of restricted stock units or as few as 25% of the target number of restricted stock units. The restricted stock units were issued after the 2006 performance period vest as to 75% of the shares on February 27, 2008, 15% on February 27, 2009 and 10% on February 27, 2010.

The following table reflects the restricted stock units earned by our named executive officers under the 2006 restricted stock unit program and issued on February 27, 2007:

2007 Restricted Stock Unit Awards (Based on 2006 Results)

	Target		Number of	Number		Number		Number
	Restricted	Percentage	Restricted	Vesting		Vesting		Vesting
	Stock Unit	of Targets	Stock Units	February 27,		February 27,		February 27,
Name	Amount	Achieved	Issued	2008		2009		2010

Scott Kriens	100,000	56%	56,000	42,000		8,400		5,600
Robyn Denholm	N/A	N/A	N/A	N/A		N/A		N/A
Robert Dykes	33,000	56%	18,480	0	(1)	0	(1)	0	(1)
Stephen Elop	N/A	N/A	N/A	N/A		N/A		N/A
Edward Minshull	50,000	56%	28,000	21,000		4,200		2,800
Kim Perdikou	25,000	56%	14,000	10,500		2,100		1,400

(1)	Due to resignation of individual, none of the amounts vested.

2007 Retention Equity Awards.  On January 4, 2007, the Compensation Committee awarded restricted stock units to Mr. Minshull and Ms. Perdikou in the amount of 120,000 and 80,000 shares respectively. Such restricted stock units vest as to 25% of the shares on February 1, 2008, 25% on February 1, 2009 and 50% on February 1, 2010. The recommendation for these awards was made by the Chief Executive Officer. In determining whether to provide these awards and how many restricted stock units to award, the Compensation Committee considered several factors including the expected value of the awards currently and under various stock price scenarios, whether existing options were underwater, how critical are the contributions made by the individual, an assessment of retention risk and the employee’s current target compensation before and after the award relative to market data and other executive officers in the Company. These equity awards were intended to promote the retention of the individuals by providing additional time-based equity awards.

2006 Promotion Equity Award Granted in 2007.  In May 2006, Ms. Perdikou was promoted from acting General Manager to Executive Vice President Infrastructure Products Group and General Manager, Service Provider Business Team. However, due to the stock option pricing investigation being conducted by the Company, the Company did not grant her any stock options associated with that promotion until some time after the completion of the investigation. Accordingly, Ms. Perdikou was granted an option to purchase 300,000 shares of our common stock on February 27, 2007. The stock option award has an exercise price equal to the closing market price on the date of grant of $18.53 per share. The option has a seven year term and vests with respect to 25% of the shares on the first anniversary of grant and with respect to 1/48th of the shares each month thereafter, assuming continued service to the Company.

2008 Long-Term Incentive Program.  For 2008, the Company reviewed its approach to equity awards, and the Committee decided to maintain the structure of long-term incentives similar to 2007 by providing a mix of stock option and performance shares to Section 16 officers. Like the 2007 awards, the performance shares approved by the Committee vest based on a combination of time and performance against specific objectives.

In determining the amount of long-term equity incentives to award each individual, the Committee evaluated the value of the proposed long-term equity awards and total direct compensation and compared those values to the competitive market data discussed above. For 2008, to reflect the growth in the Company’s size and maturity, and based on the evaluation of its compensation practices relative to the Peer Group, the Company’s objective was to continue to target total direct compensation near the 50th percentile of the Peer Group market data discussed above. However, within this general objective, the specific number of equity awards for each of the Section 16 officers was based on their respective roles and grade level. In structuring the 2008 awards, the Committee sought to allocate 50% of the value to stock options and 50% to the performance shares. Stock option grants were valued using a

Black-Scholes methodology, assuming an exercise price of $29.57 and resulting in an estimated option value of $11.03 per share. Performance shares were valued assuming target performance and at an assumed grant price of $29.57 per share for the purpose of establishing grant guidelines.

The stock options were granted by the Company on March 21, 2008 and have an exercise price equal to the closing market price in effect on the date of grant of $25.16 per share. The options have a seven year term and vest with respect to 25% of the shares on the first anniversary of grant and with respect to 1/48th of the shares each month thereafter, assuming continued service to the Company.

The performance shares were granted on March 21, 2008 and vest at the end of three years based on achievement of specific performance objectives established for each year of a three-year period. The amount of performance shares earned for a particular year is based on the achievement of annual performance targets established for that year. For 2008, the performance targets are based on revenue and non-GAAP operating margin. At the time the Committee set the target performance goals, it believed that they were achievable but only with significant effort. With respect to each year’s performance, the individual can earn between 0% and 200% of the target amount for that year depending on the level of achievement against the targets established for that year (the target amount for each year is one third of the target amount for the entire three year period). The terms of the 2008 performance shares are otherwise substantially identical to the 2007 performance shares discussed above.

Equity Ownership Guidelines.  The Company believes that the significant component of each Section 16 officer’s overall compensation based on equity awards is sufficient to align the officer’s interests with those of the stockholders. Moreover, the Company has also established limitations on the maximum amount of an officer’s stock and option holdings that the officer can sell within any quarter or year without first obtaining the approval of the Board of Directors. Accordingly, the Company has not adopted any specific requirements as to a minimum number of shares that must be owned by an officer.

Stock Option Granting Policy.  In 2007, the Board of Directors approved a policy for granting stock options and equity awards. New hire and ad hoc promotional and adjustment grants to non-executive employees are to be granted monthly on the third Friday of the month, except as discussed below. If a quorum of the Stock Committee (currently composed of the Chief Executive Officer, Chief Financial Officer and one outside director) is not available for a meeting on or prior to the third Friday of the month or in the four days preceding it, grants are to be approved by means of an action by written consent. Such consent shall by its terms provide that the options will be granted upon the later of (i) the third Friday of the month or (ii) the date of the last signature of the Stock Committee members. Annual performance grants to non-Section 16 officers will also be scheduled to occur on the same date as a monthly grant and shall be approved by the Stock Committee in the manner described above. Grants in connection with acquisitions shall, unless a date is specified in the acquisition agreement, occur to the extent practical on a date on which equity awards to Company employees are made by the Stock Committee. Annual equity awards to Section 16 officers will be generally scheduled to be approved at a meeting of the Compensation Committee in the first quarter after the Q4 earnings announcement and prior to March 1. The annual grants to Section 16 persons are also generally scheduled to be effective on the third Friday of the month if the meeting approving such grants occurs on or before such date. Notwithstanding the foregoing, if the Company is advised by outside counsel that the granting of equity awards on a particular date or to particular recipients, or prior to the disclosure of certain non-public information, could reasonably be deemed to be a violation of applicable laws or regulations, such grants may be delayed until such time as the granting of those awards would be not reasonably expected to constitute a violation. If doing a particular monthly grant would cause the Company to exceed any granting limitation imposed by the Board or Compensation Committee (such as an annual limit), the monthly grant shall be delayed until the first subsequent month in which the limitation would not be exceeded. If the making of a grant would cause the Company to violate the terms of any agreement approved by the Board or a Committee of the Board, such grant shall be delayed until it would not be in violation of such agreement. The exercise price of options granted will be the closing market price on the effective date of grant. The Company intends to grant options in accordance with the foregoing policy without regard to the timing of the release of material non-public information, such as a positive or negative earnings announcement.

Deferred Compensation Program.  In addition to the long term incentive programs described above, the Company plans to adopt and implement a deferred compensation program for certain grade levels of Company management, including Section 16 officers, beginning in June 2008. The Company plans to implement this program in order to offer benefits that are competitive with companies with which it competes for talent. This program, once implemented, would allow participants to elect to defer a certain amount of compensation earned into one or more investment choices. The participants would not be taxed on the compensation deferred into these investments until distribution of invested funds to the participant at a future date, which may be upon termination of employment with the Company or a designated “in-service” date elected by the participant.

Employee Benefits and Perquisites

Historically, the Company has made available to Section 16 officers the same employee benefits and perquisites that are available to employees broadly. The Company provides employee benefit programs and perquisites to employees, including Section 16 officers, that the Company and the Committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain employees. Except for the Deferred Compensation Program described above and the Executive Wellness Program described below, there are no other special benefit plans or programs applicable to Section 16 officers. Accordingly, employee benefits and perquisites are reviewed from time to time generally to ensure that benefit levels remain competitive but are generally not included in the Committee’s annual determination of a Section 16 officer’s compensation package.

Section 16 officers are entitled to participate on the same basis and in the same medical, dental, vision, disability, life insurance and other plans and programs made available to other full time employees in the applicable country of residence. In addition, the Committee approved the adoption of an Executive Wellness Program (the “Wellness Program”) beginning in June 2008. Under the Wellness Program, eligible executives, including Section 16 officers, will receive additional benefits focused on health care screening and wellness. The total value this benefit is limited to $10,000 per year for each eligible executive. The Committee believes that by promoting the health and wellness of its executives can result in a number of benefits to the Company, including increased productivity, better presenteeism and increased organizational stability, among others.

The Company has a 401(k) tax-qualified retirement savings plan pursuant to which all U.S. based employees are entitled to participate. Employees can make contributions to the plan on a before-tax basis to the maximum amount prescribed by the Internal Revenue Service. The Company will match 25% of the amount contributed by the employee. The Company matching contributions are fully-vested upon contribution. Mr. Minshull participates in the Group Personal Pension Plan which is a tax-qualified defined contribution retirement plan available to all full time employees in the United Kingdom. The Company contributes 7% of an employee’s base salary to the plan following an initial period of service, which Mr. Minshull has satisfied. As such, Company contributions for Mr. Minshull are fully-vested upon contribution. The Company does not match employee contributions to this plan. Other than these generally available plans, there are no other deferred savings plans in which the Section 16 officers currently participate. The Company does not maintain or provide any defined benefit plans for its employees.

As is typical for the Company’s managers in Europe, Mr. Minshull is given a car allowance. Mr. Minshull receives a car allowance of $2,424 per month in arrears, less deductions for tax and U.K. National Insurance taxes contributions. He is also entitled to reimbursement of fuel costs through the standard expense reimbursement process.

From time to time, the Company may agree to reimburse employees for relocation costs if the employee’s job responsibilities require him or her to move a significant distance. In connection with Mr. Elop’s joining the Company in January 2007, the Company agreed to reimburse Mr. Elop for relocation expenses to facilitate his move to a location near the Company’s corporate headquarters. Mr. Elop was reimbursed $19,843 in connection with such expenses.

Attributed costs of the personal benefits described above for the named executive officers for the fiscal year ended December 31, 2007, are included in the column entitled “All Other Compensation” in the Summary Compensation Table on page 40.

Severance Benefits

In addition to compensation designed to reward employees for service and performance, the Company has approved certain severance and change of control provisions for certain employees, including named executive officers.

Basic Severance.  In order to recruit executives to the Company and encourage retention of employees, the Company believes it is appropriate and necessary to provide assurance of certain severance payments if the Company terminates the individual’s employment without cause, as described below. On January 4, 2007, the Committee approved severance benefits for several members of senior management, including Mr. Kriens, Mr. Elop, Mr. Minshull and Ms. Perdikou. In the event the employee is terminated involuntarily by Juniper Networks without cause, as defined in the agreement, and provided the employee executes a full release of claims, in a form satisfactory to Juniper Networks, promptly following termination, the employee will be entitled to receive the following severance benefits: (i) an amount equal to six months of base salary and (ii) an amount equal to half of the individual’s annual target bonus for the fiscal year in which the termination occurs. Upon the commencement of her employment in August 2007, Ms. Denholm entered into a severance agreement with the Company that provided the aforementioned benefits upon substantially similar terms as the other named executive officers plus six months of Company-paid health, dental and vision insurance coverage. In addition, Ms. Denholm’s severance agreement provides that in the event Ms. Denholm voluntarily terminates her employment with the Company within the first two (2) years of employment for good reason, as defined in the agreement, and provided she executes a full release of claims, promptly following termination Ms. Denholm shall receive the following severance benefits: (i) an amount equal to six months of base salary, (ii) an amount equal to half of her annual target bonus for the fiscal year in which the termination occurs, (iii) six months of Company-paid health, dental and vision insurance coverage, (iv) provided no shares have otherwise vested under the restricted stock unit award granted to Ms. Denholm in August 2007, acceleration of vesting of such restricted stock units equal to the total number of shares covered by such award, multiplied by the number of full months of service to the Company completed through the date of termination divided by 48, and (v) provided no shares have otherwise vested under the above stock option award granted to Ms. Denholm in August 2007, acceleration of vesting of such options equal to the total number of shares covered by such award, multiplied by the number of full months of service to the Company completed through the date of termination divided by 48. The Company believes that the size of the severance packages described is consistent with severance offered by other companies of the Company’s size or in the Company’s industry.

The Company had also entered into an agreement with Mr. Dykes on December 13, 2004, which provides that if Mr. Dykes is terminated involuntarily by the Company without cause, as defined in the agreement, promptly following termination Mr. Dykes will be entitled to receive the following severance benefits: (i) an amount equal to six months of his base salary, (ii) an amount equal to half of his annual at target bonus for the fiscal year in which termination occurs and (iii) and acceleration of six months of vesting of his initial grant of options to purchase shares of the Company’s common stock. Mr. Dykes was provided the benefits described above after his employment terminated.

The following table describes the potential payments upon termination of employment without cause (assuming the change in control benefits discussed below do not apply) for each of the named executive officers as described above. Amounts payable is cash assume relevant salary, bonus and benefit values in effect as of December 31, 2007. The amounts in the following table for equity awards for Ms. Denholm represent the additional value of the awards that vest as a result of the resignation for good reason (as defined in the applicable agreement). For purposes of valuing the equity awards, the amounts below are based on a per share price of $33.20, which was the closing price as reported on the Nasdaq Global Select Market on December 31, 2007. The amounts in the following table related to benefits represent the amounts payable by the Company to maintain Ms. Denholm’s benefits for the period following termination of employment as described above.

Potential Severance Payments for Termination Without Cause

			Value of
	Cash		Accelerated Equity
Name	Severance	Bonus	Awards	Benefits

Scott Kriens	$300,000	$450,000	N/A	N/A
Robyn Denholm	$240,000	$240,000	$157,625 (1)	$7,262
Robert Dykes(2)	N/A	N/A	N/A	N/A
Stephen Elop(3)	$270,000	$337,500	N/A	N/A
Edward Minshull	$232,300	$232,300	N/A	N/A
Kim Perdikou	$172,500	$129,375	N/A	N/A

(1)	Vesting acceleration applicable only in connection with resignation for good reason as described above.

(2)	Not applicable due to resignation of Mr. Dykes in 2007.

(3)	Mr. Elop resigned from the Company in January 2008.

Change in Control Severance.  The Committee considers maintaining a stable and effective management team to be essential to protecting and enhancing the best interests of Juniper Networks and its stockholders. To that end, Juniper Networks recognizes that the possibility of a change in control may exist from time to time, and that this possibility, and the uncertainty and questions it may raise among management, may result in the departure or distraction of management to the detriment of the Company and its stockholders. Accordingly, the Committee decided to take appropriate steps to encourage the continued attention, dedication and continuity of members of the Company’s management to their assigned duties without the distraction that may arise from the possibility of a change in control. As a result, the Committee approved certain severance benefits for Mr. Kriens, Ms. Denholm, Mr. Dykes, Mr. Elop, Mr. Minshull and Ms. Perdikou, as well as for several members of senior management, in the event of a change in control. In approving these benefits the committee considered a number of factors, including the prevalence of similar benefits adopted by other publicly traded companies.

Under the benefits approved by the Committee, provided the employee signs a release of claims and complies with certain post termination non-solicitation and non-competition obligations, the employee will receive change in control severance benefits if either (i) the employee is terminated without cause within 12 months following the change in control or (ii) between 4 and 12 months following a change in control the employee terminates his or her employment with the Company (or any parent or subsidiary of the Company) for good reason” (both “cause” and “good reason” are defined in the agreement). For the purposes of this agreement, a reduction in duties, title, authority or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (as, for example, when the Chief Financial Officer of the Company remains the Chief Financial Officer of the subsidiary or business unit substantially containing the Company’s business following a change of control) does not by itself constitute grounds for “good reason”.

The change in control severance benefits consist of: (i) a cash payment equal to the employee’s annual base salary plus the employee’s target bonus for the fiscal year in which the change of control or the employee’s termination occurs, whichever is greater, (ii) acceleration of vesting of all of the employee’s then unvested outstanding stock options, stock appreciation rights, restricted stock units and other Company equity compensation awards, and (iii) one year of Company-paid health, dental and vision insurance coverage.

The following table describes the potential payments upon termination of employment in connection with a change in control of Juniper Networks for each of the named executive officers. The amounts in the following table for equity awards represent the value of the awards that vest as a result of the termination without cause or a resignation for “good reason” (as defined in the applicable agreement) of the named executive officer’s employment in connection with a change in control. For purposes of valuing the stock options, the amounts below are based on a per share price of $33.20, which was the closing price as reported on the Nasdaq Global Select Market on December 31, 2007. Other amounts payable assume relevant salary, bonus and benefit values in effect as of December 31, 2007. The amounts in the following table related to benefits represent the amounts payable by the Company to maintain the officer’s benefits for the period following the termination of the named executive officer’s employment in connection with a change in control as described above.

Potential Payments Upon Termination in Connection with a Change in Control

				Value of
	Cash			Accelerated Equity
Name	Severance	Bonus	Benefits	Awards

Scott Kriens	$600,000	$900,000	$14,523	$11,546,608
Robyn Denholm	$480,000	$480,000	$14,523	$1,891,500
Robert Dykes(1)	N/A	N/A	N/A	N/A
Stephen Elop(2)	$540,000	$675,000	$14,523	$7,211,000
Edward Minshull	$464,600	$464,600	$14,523	$9,535,375
Kim Perdikou	$345,000	$258,750	$14,523	$10,828,576

(1)	Not applicable due to resignation of Mr. Dykes in 2007.

(2)	Mr. Elop resigned from the Company in January 2008.

Amendment of Certain Stock Options

On May 1, 2007, the Company increased the exercise price of certain unexercised stock options held by Ms. Perdikou that had original exercise prices per share that were less than the fair market value per share of the Company’s common stock on the option’s date of grant, as determined by the Company for financial accounting purposes in connection with its investigation into historical stock option practices. The options were amended to increase the exercise price for the unexercised portion of these affected options to the appropriate fair market value per share on the date of grant. The purpose of these amendments was to avoid unfavorable tax consequences for Ms. Perdikou under United States Internal Revenue Code Section 409A (“Section 409A”) which would result upon the vesting of options that have an exercise price that is less than fair market value of the underlying common stock on the option’s date of grant. All options covered by these amendments were granted to Ms. Perdikou prior to the dates upon which she was promoted to her role as a Section 16 officer. In exchange for Ms. Perdikou agreeing to increase the exercise price of these options, the Company agreed make a cash payment to Ms. Perdikou of $61,391.63 (less any applicable tax withholdings), an amount equal to the to the incremental per share exercise price increase multiplied by the corresponding number of shares subject to the affected options. In order to satisfy the provisions of Section 409A, this payment was made in January 2008.

The Impact of Favorable Accounting and Tax Treatment on Compensation Program Design

Favorable accounting and tax treatment of the various elements of our compensation program is a relevant consideration in their design. However, the Company and Committee have placed a higher priority on structuring flexible compensation programs to promote the recruitment, retention and performance of Section 16 officers than on maximizing tax deducibility. Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Tax Code”), places a limit of $1,000,000 on the amount of compensation that Juniper Networks may deduct in any one year with respect to each of its five most highly paid executive officers. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Committee has not adopted a policy requiring all compensation to be deductible.

There is an exception to the $1,000,000 limitation for certain performance-based compensation meeting certain requirements. The Company believes that the stock options and performance shares awarded under the Company’s 2006 Equity Incentive Plan will meet the terms of the exception. Restricted stock units are not considered performance-based under Section 162(m) of the Tax Code and, as such, are generally not deductible by the Company. The Company has not sought stockholder approval of its annual cash incentive plans, and therefore, payments under those plans may not be fully deductible.

Beginning on January 1, 2006, the Company began accounting for stock-based payments including its Stock Option Program, Long-Term Stock Grant Program, Restricted Stock Program and Stock Award Program in accordance with the requirements of FASB Statement 123(R). Like many of the companies within our Peer Group, Juniper Networks has lowered both grant guidelines and option participation rates to ensure that the Company’s equity granting practice remains competitive but also within acceptable cost limitations.

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

William R. Stensrud (Chairman)
J. Michael Lawrie

Compensation Committee Interlocks And Insider Participation

No member of the Compensation Committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company’s Board of Directors or Compensation Committee.

Summary Compensation Table

The following table discloses compensation received by Juniper Networks’ Chief Executive Officer and Chief Financial Officer during Fiscal 2006 and 2007 and Juniper Networks’ three other most highly paid executive officers (together with those persons serving as CEO and CFO during 2007, the “named executive officers”) as of December 31, 2007.

Summary Compensation Table

							Change in
							Pension
							Value
						Non	Nonqualified
						Equity	Deferred
						Incentive	Compensation	All
				Stock	Option	Plan	on	Other
Name and Principal Position	Year	Salary	Bonus	Awards(1)	Awards(1)	Compensation	Earnings	Compensation	Total

Scott Kriens	2007	$568,750	$—	$767,768	$2,945,118	$981,000(2)	$—	$6,367(4)	$5,269,003
Chairman and	2006	$475,000	$—	$182,482	$5,270,777	$591,376(3)	$—	$2,540(5)	$6,522,175
Chief Executive Officer
Robyn Denholm	2007	$183,637	$250,000(6)	$135,240	$264,207	$218,000(2)	$—	$2,954(7)	$1,054,038
Executive Vice	2006	$—	$—	$—	$—	$—	$—	$—	$—
President, Chief Financial Officer
Robert Dykes	2007	$143,939	$—	$216,015	$1,303,805	$—	$—	$441,275(9)	$2,105,034
Executive Vice	2006	$400,000	$125,000(8)	$60,219	$1,933,599	$338,000(3)	$—	$4,257(5)	$2,861,075
President, Chief Financial Officer
Stephen Elop	2007	$529,772	$—	$113,177	$530,369	$735,750(2)	$—	$24,609(10)	$1,933,677
Executive Vice	2006	$—	$—	$—	$—	$—	$—	$—	$—
President, Chief Operating Officer
Edward Minshull(11)	2007	$464,600	$—	$943,233	$749,109	$506,414(2)	$—	$61,610(12)	$2,724,966
Executive Vice	2006	$440,789	$250,000(8)	$91,241	$792,476	$381,519(3)	$—	$174,262(13)	$2,130,287
President, Worldwide Field Operations
Kim Perdikou	2007	$333,750	$—	$586,722(14)	$824,833	$302,738(2)	$—	$64,562(15)	$2,112,605
Executive Vice	2006	$290,861	$300,000(8)	$45,620	$394,553	$284,833(3)	$—	$3,250(5)	$1,319,118
President and General Manager, Infrastructure Products Group

(1)	Amounts shown do not reflect compensation actually received by the named executive officer. Instead, the amounts shown are the compensation costs recognized by Juniper Networks in fiscal 2007 or fiscal 2006, as applicable for equity awards as determined pursuant to FAS 123R disregarding forfeiture assumptions. These compensation costs reflect option awards granted in and prior to fiscal 2007 or fiscal 2006, as applicable, as well as restricted stock unit awards earned in 2006 but issued in 2007 as described in “Compensation Discussion and Analysis” above. The assumptions used to calculate the value of option awards are set forth under Note 1 of the Notes to Consolidated Financial Statements included in Juniper Networks Annual Report on Form 10-K for 2007 filed with the SEC on February 29, 2008.

(2)	Amounts reflect bonuses earned in 2007 but paid in 2008 under the 2007 Juniper Networks Annual Incentive Plan.

(3)	Amounts reflect bonuses earned in 2006 but paid in 2007 under the 2006 Juniper Networks Executive Officer Bonus Plan.

(4)	Consists of costs related to the standard employee benefit portion paid by the Company for life and disability insurance premiums and $5,125 in matching contributions paid under the Company’s 401(k) plan.

(5)	Consists of costs related to the standard employee benefit portion paid by the Company for life and disability insurance premiums and $2,000 in matching contributions paid under the Company’s 401(k) plan.

(6)	Amount paid reflects a $250,000 sign on bonus paid to Ms. Denholm upon commencement of employment with the Company.

(7)	Consists of costs related to the standard employee benefit portion paid by the Company for life and disability insurance premiums and $2,500 in matching contributions paid under the Company’s 401(k) plan.

(8)	On January 4, 2007, the Compensation Committee approved discretionary cash bonuses for 2006 for Mr. Minshull, Ms. Perdikou and Mr. Dykes in the amounts of $250,000, $125,000 and $125,000, respectively. In determining the amount these bonuses, the Committee considered the additional responsibilities and projects assumed by the individuals, their performance in their roles, and their overall cash compensation. These amounts were in addition to incentives paid pursuant to the 2006 Executive Incentive Plan which provides variable compensation based primarily on financial performance. Based on the leadership and performance demonstrated in 2006 in new roles assumed by the individuals or in managing additional projects and responsibilities undertaken during the year, it was determined that discretionary bonuses be awarded to these individuals in recognition of those contributions in addition to amounts earned based on financial performance. In addition, in May 2006, Ms. Perdikou was promoted from acting General Manager to Executive Vice President Infrastructure Products Group and General Manager, Service Provider Business Team. However, due to the stock option pricing investigation being conducted by the Company, the Company did not grant her any stock options associated with that promotion until some time after the completion of the investigation. In recognition of Ms. Perdikou’s service in the role for seven months without having received any equity awards in connection with this promotion, the Company approved in December 2006 a special cash bonus of $175,000.

(9)	Consists of a severance payment of $400,000, $34,028 payment of paid time off accrual upon Mr. Dykes resignation from the Company, $1,000 related to a patent filing under a program generally available to all employees, $5,125 in matching contributions paid under the company’s 401(k) plan; and $1,122 in costs related to the standard employee benefit portion paid by the Company for life and disability insurance premiums.

(10)	Consists of costs related to the standard employee benefit portion paid by the Company for life and disability insurance premiums, $19,843 in reimbursed relocation expenses, $3,875 in matching contributions paid under the Company’s 401(k) plan and a $374 gift received under an internal award program.

(11)	Mr. Minshull is paid in British Pounds (£). The 2006 and 2007 compensation amounts for Mr. Minshull in this proxy statement are presented on an as-converted to U.S. Dollars ($) basis at a rate of $1.9515 and $2.02 for each £1, respectively. This represents the exchange rate in effect for conversion of British Pounds to U.S. Dollars as of December 31, 2006 and December 31, 2007, respectively.

(12)	Amounts paid reflect $29,088 in car allowance and $32,522 in contributions paid by Juniper Networks under the Company’s UK Group Personal Pension Plan, a defined contribution plan available to all full-time UK employees.

(13)	Amount reflects $115,305 in commissions paid; $28,102 in car allowance and $30,855 in matching contributions paid under the Company’s UK Group Personal Pension Plan, a defined contribution plan available to all full-time UK employees.

(14)	Amount reflects incremental increase in fair value related to the stock option exercise price adjustment for Ms. Perdikou on May 1, 2007 as described in Compensation Discussion and Analysis. Because the applicable exercise prices were increased, there was no incremental increase in such fair value.

(15)	Amount reflects $61,392 paid in January 2008 in relation to the stock option exercise price adjustment for Ms. Perdikou on May 1, 2007, costs related to the standard employee benefit portion paid by the Company for life and disability insurance premiums and $1,258 in matching contributions paid under the Company’s 401(k) plan.

Grants of Plan Based Awards for Fiscal 2007

The following table shows all plan-based awards granted to our named executive officers during 2007. The option awards identified in the table below are also reported in the Outstanding Equity Awards at Fiscal 2007 Year-End Table on the following page.

Grants of Plan-Based Awards for Fiscal 2007

									All Other		All Other
									Stock		Option	Exercise
									Awards:		Awards:	or Base
									Number of		Number	Price of	Grant
									Shares		of	Option	Date
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)				Estimated Future Payouts Under Equity Incentive Plan Awards(2)			of Stock		Securities	Awards	Fair
Name	Grant Date	Threshold		Target	Maximum	Threshold	Target	Maximum	or Units(3)		Underlying Options	($/sh)	Value(4)

Scott Kriens	3/9/2007	$0		$900,000	$1,620,000
	3/9/2007					0	100,000	200,000					$3,662,000
	2/27/2007								56,000				$1,037,680
	3/9/2007										185,000	$18.31	$1,199,022
Robyn Denholm	8/14/2007	$161,280	(5)	$201,600	$362,880	—	—	—
	8/14/2007
	8/14/2007								45,000				$1,422,450
	8/14/2007										250,000	$31.61	$2,777,025
Robert Dykes	3/9/2007	$0		$400,000	$720,000	—	—	—	—		—	—	—
Stephen Elop	3/9/2007	$0		$675,000	$1,215,000
	3/9/2007					0	100,000	200,000					$3,662,000
	1/8/2007										300,000	$20.23	$2,170,500
Edward Minshull	3/9/2007	$0		$464,600	$836,280
	3/9/2007					0	33,000	66,000					$1,208,460
	1/4/2007								120,000	(6)			$2,340,000
	2/27/2007								28,000				$518,840
	3/9/2007										70,000	$18.31	$453,684
Kim Perdikou	3/9/2007	$0		$258,750	$465,750
	3/9/2007					0	33,000	66,000					$1,208,460
	1/4/2007								80,000	(6)			$1,560,000
	2/27/2007								14,000				$259,420
	2/27/2007										300,000	$18.53	$1,926,600
	3/9/2007										70,000	$18.31	$453,684
	5/1/2007										12,500	$8.46	$0	(7)
	5/1/2007										26,563	$7.70	$0	(7)

(1)	Amounts reflect potential cash bonuses payable under the Company’s 2007 Annual Incentive Plan described in Compensation Discussion and Analysis above. Actual payment amounts under the 2007 Annual Incentive Plan for Mr. Kriens, Ms. Denholm, Mr. Dykes, Mr. Elop, Mr. Minshull and Ms. Perdikou were $981,000, $218,000, $0, $735,750, $506,414 and $302,738 respectively.

(2)	Amounts reflect shares subject to performance share awards issuable under the Company’s 2007 Long Term Incentive Program described in Compensation Discussion and Analysis above.

(3)	Includes the restricted stock units earned by our named executive officers under the 2006 performance-awarded restricted stock unit program and issued on February 27, 2007.

(4)	Represents an aggregate grant date fair value of each equity award granted in 2007 including the maximum shares issuable under the 2007 performance share awards, restricted stock units and non-qualified stock options.

(5)	Ms. Denholm’s offer letter guaranteed payment of at least 80% of her target bonus for 2007.

(6)	On January 4, 2007, the Compensation Committee awarded restricted stock units for Mr. Minshull and Ms. Perdikou in the amount of 120,000 and 80,000 shares respectively. These awards were in addition to the awards made for the performance-awarded restricted stock unit plan as described above.

(7)	Amount reflects incremental increase in fair value related to the stock option exercise price adjustment for Ms. Perdikou on May 1, 2007 as described in Compensation Discussion and Analysis above. Because the applicable exercise prices were increased, there was no incremental increase in such fair value.

Outstanding Equity Awards at Fiscal 2007 Year-End

The following table shows all outstanding equity awards held by our named executive officers at December 31, 2007.

Outstanding Equity Awards at Fiscal 2007 Year-End

	Option Awards						Stock Awards
				Equity					Equity
				Incentive				Market	Incentive Plan
				Plan				Value of	Awards:		Equity Incentive
				Awards:				Shares or	Number of		Plan Awards:
	Number of	Number of		Number of			Number of	Units of	Unearned		Market or Payout
	Securities	Securities		Securities			Shares or	Stock	Shares, Units		Value of Unearned
	Underlying	Underlying		Underlying	Option		Units of	That	or Other		Shares, Units or
	Unexercised	Unexercised		Unexercised	Exercise	Option	Stock That	Have Not	Rights That		Other Rights That
	Options (#)	Options (#)		Unearned	Price	Expiration	Have Not	Vested	Have Not		Have Not Vested
Name	Exercisable	Unexercisable		Options (#)	($)	Date	Vested (#)	($)	Vested (#)		($)(12)

Scott Kriens	2,200,000				10.31	5/28/2012
	550,000				5.69	7/1/2012
	800,000			—	15.00	9/26/2013	—	—
	734,375	15,625	(1)		28.17	1/29/2014
	397,395	147,605	(2)		22.59	4/29/2015
	49,999	50,001	(3)		22.59	4/29/2015
	84,791	100,209	(4)		18.96	2/8/2013
	0	185,000	(5)		18.31	3/9/2014
									200,000	(11)	$6,640,000
									56,000		$1,859,200
Robyn Denholm	0	250,000	(6)		31.61	8/14/2014
									45,000		$1,494,000
Robert Dykes	—	—		—			—	—	—		—
Steven Elop	0	300,000	(10)		20.23	1/8/2014
									200,000	(11)	$6,640,000
Edward Minshull	34,813	162,500	(4)	—	18.96	2/8/2013	—	—
	81,250	18,750	(7)		24.14	9/17/2014
	0	70,000	(5)		18.31	3/9/2014
									120,000		$3,984,000
									28,000		$929,600
									66,000	(11)	$2,191,200
Kim Perdikou	3,938				10.31	5/28/2012	—	—
	26,563				7.70	7/1/2012
	12,500				8.46	3/12/2013
	58,125				15.00	9/26/2013
	90,000 (7)				24.14	9/17/2014
	23,333	11,667	(4)		18.96	2/8/2013
	59,583	70,417	(8)		18.96	2/8/2013
	0	300,000	(9)		18.53	2/27/2014
	0	70,000	(5)		18.31	3/9/2014
									80,000		$2,656,000
									14,000		$464,800
									66,000	(11)	$2,191,200

(1)	The option was granted on 1/29/2004. The shares became exercisable as to 25% of the shares on 1/29/2005 and vest monthly thereafter to be fully vested on 1/29/2008, assuming continued employment with Juniper Networks.

(2)	The option was granted on 4/29/2005. The shares became exercisable as to 25% of the shares on 1/1/2006 and vest monthly thereafter to be fully vested on 1/1/2009 assuming continued employment with Juniper Networks.

(3)	The option was granted on 4/29/2005. The shares became exercisable as to one-forty-eighth of the shares on 1/1/2006 and vest monthly thereafter to be fully vested on 1/1/2010 assuming continued employment with Juniper Networks.

(4)	The option was granted on 2/8/2006. The shares became exercisable as to 25% of the shares on 2/8/2007 and vest monthly thereafter to be fully vested on 2/8/2010 assuming continued employment with Juniper Networks.

(5)	The option was granted on 3/9/2007. The shares became exercisable as to 25% of the shares on 3/9/2008 and vest monthly thereafter to be fully vested on 3/9/2011 assuming continued employment with Juniper Networks.

(6)	The option was granted on 8/14/2007. The shares become exercisable as to 25% of the shares on 8/14/2008 and vest monthly thereafter to be fully vested on 08/14/2011 assuming continued employment with Juniper Networks.

(7)	The option was granted on 9/17/2004. The shares became exercisable as to 25% of the shares on 9/17/2005 and vested monthly thereafter. On December 16, 2005, the Board approved the acceleration of the vesting of certain unvested and “out-of-the-money” stock options that had an exercise price per share equal to or greater than $22.00, all of which were previously granted under its stock option plans and that were outstanding on December 16, 2005, including this option held by Ms. Perdikou. Options accelerated excluded options previously granted to certain employees, including all of the Company’s executive officers and its directors. However, the acceleration occurred before Ms. Perdikou had been promoted to her role as an executive officer of the Company. The acceleration of the unvested and “out-of-the-money” options was accompanied by restrictions imposed on any shares purchased through the exercise of accelerated options. Those restrictions will prevent the sale of any such shares prior to the date such shares would have originally vested had the optionee been employed on such date, whether or not the optionee is actually an employee at that time.

(8)	The option was granted on 2/8/2006. 7,292 of the shares became exercisable as on 2/8/2006 and vest monthly thereafter to be fully vested on 04/01/2009 assuming continued employment with Juniper Networks.

(9)	The option was granted on 2/27/2007. The shares became exercisable as to 25% of the shares on 2/27/2008 and vest monthly thereafter to be fully vested on 2/27/2011 assuming continued employment with Juniper Networks.

(10)	The option was granted on 1/08/2007. The shares became exercisable as to 25% of the shares on 1/8/2008 and vest monthly thereafter to be fully vested on 1/8/2011.

(11)	Represents maximum shares issuable under performance share awards granted in 2007.

(12)	The market value of the Stock Awards made is based on the closing market price of our common stock as of December 31, 2007, which was $33.20.

Option Exercises and Stock Vested For Fiscal 2007

The following table shows all stock options exercised and value realized upon exercise, and all stock awards vested and value realized upon vesting, by our named executive officers during 2007.

Option Exercises and Stock Vested For Fiscal 2007

	Option Awards		Stock Awards
	Shares		Shares
	Acquired on	Value	Acquired on	Value
Name	Exercise	Realized	Vesting	Realized

Scott Kriens	—	$—	—	$—
Robyn Denholm	—	$—	—	$—
Robert Dykes	398,898	$1,310,341	—	$—
Stephen Elop	—	$—	—	$—
Edward Minshull	145,605	$1,772,122	—	$—
Kim Perdikou	—	$—	—	$—

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2007 about our common stock that may be issued under the Company’s prior and existing equity compensation plans. The table does not include information with respect to shares subject to outstanding options assumed by the Company in connection with acquisitions of the companies that originally granted those options. Footnote (6) to the table sets forth the total number of shares of the Company’s common stock issuable upon exercise of assumed options as of December 31, 2007 and the weighted average exercise price of those options. No additional options may be granted under those assumed plans.

	Number of		Weighted-	Number of Securities
	Securities to be		Average	Remaining Available for
	Issued Upon		Exercise	Future Issuance Under
	Exercise of		Price of	Equity Compensation Plans
	Outstanding		Outstanding	(Excluding Securities Reflected
Plan Category	Options(3)		Options	in the First Column)

Equity compensation plans approved by
security holders(1)	52,397,358	(4)	$21.72	56,899,960	(5)
Equity compensation plans not approved by security holders(2)	10,854,854		$16.78	0

Total	63,252,212		$20.87	56,899,960

(1)	Includes the 2006 Equity Incentive Plan (the “2006 Plan”), Amended and Restated 1996 Stock Plan (the “1996 Plan”) and the 1999 Employee Stock Purchase Plan (the “1999 Purchase Plan”). Effective May 18, 2006, additional equity awards under the 1996 Plan have been discontinued and new equity awards are being granted under the 2006 Plan. Remaining authorized shares under the 1996 Plan that were not subject to outstanding awards as of May 18, 2006 were canceled on May 18, 2006. The 1996 Plan will remain in effect as to outstanding equity awards granted under the plan prior to May 18, 2006.

(2)	Includes the 2000 Nonstatutory Stock Option Plan (the “2000 Plan”). No options were issued under this Plan to any directors or persons serving as executive officers at the time of grant. Effective May 18, 2006, additional equity awards under the 2000 Plan have been discontinued and new equity awards are being granted under the 2006 Plan. Remaining authorized shares under the 2000 Plan that were not subject to outstanding awards as of May 18, 2006 were canceled on May 18, 2006. The 2000 Plan will remain in effect as to outstanding equity awards granted under the plan prior to May 18, 2006.

(3)	Excludes 6,289,843 shares subject to restricted stock units and performance share awards outstanding as of December 31, 2007 that were issued under the 1996 Plan and 2006 Plan.

(4)	Excludes purchase rights accruing under the 1999 Purchase Plan, which had a remaining stockholder-approved reserve of 10,894,510 shares as of December 31, 2007. As of March 1, 2008, the remaining stockholder-approved reserve under the 1999 Purchase Plan was 13,149,032 shares. If the 2008 Employee Stock Purchase Plan (the “2008 ESPP”) is approved on the terms set forth in this proxy statement, the 1999 Purchase Plan will be terminated immediately following the conclusion of the offering period ending January 30, 2009, and the remaining shares reserved for issuance thereunder would no longer be available for issuance.

(5)	Consists of shares available for future issuance under the 2006 Plan and the 1999 Purchase Plan. As of December 31, 2007, an aggregate of 46,005,450 and 10,894,510 shares of Common Stock were available for issuance under the 2006 Plan and the 1999 Purchase Plan, respectively. Under the terms of the 2006 Plan, any shares subject to any options under the Company’s 2000 Plan and 1996 Plan that are outstanding on May 18, 2006 and that subsequently expire unexercised, up to a maximum of an additional 75,000,000 shares will become available for issuance under the 2006 Plan. Under the terms of the 1999 Purchase Plan, an annual increase is added on the first day of each fiscal year equal to the lesser of (a) 3,000,000 shares, (b) 1% of the Company’s outstanding shares on that date or (c) a lesser amount determined by the Board of Directors. The Board has reserved 12,000,000 shares of Common Stock for issuance under the 2008 ESPP and, in contrast to the 1999 Purchase Plan, which had automatic annual increases to the shares reserved under such plan, no further increases can be made to the shares reserved for issuance under the 2008 ESPP without the approval of the Company’s stockholders.

(6)	As of December 31, 2007, a total of 3,680,430 shares of the Company’s Common Stock were issuable upon exercise of outstanding options under plans assumed in connection with acquisitions. The weighted average exercise price of those outstanding options is $11.60 per share. No additional options may be granted under those assumed plans.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The Audit Committee has appointed Ernst & Young LLP, an independent registered public accounting firm, as Juniper Networks’ auditors for the fiscal year ending December 31, 2008. Representatives of Ernst & Young are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Fees Incurred by Juniper Networks for Ernst & Young LLP

Fees for professional services provided by the Company’s independent registered public accounting firm in each of the last two years are:

	2007	2006

Audit fees:
Core audit fees	$3,802,000	$3,808,000
Audit fees related to financial restatement and independent stock option investigation	—	2,615,000

Total audit fees	3,802,000	6,423,000
Audit-related fees	—	—
Tax fees	248,000	488,000
All other fees	—	—

Total	$4,050,000	$6,911,000

Audit fees are for professional services rendered in connection with the audit of the Company’s annual financial statements and the review of its quarterly financial statements. Total audit fees in 2006 also include $2.6 million related to the audit of the Company’s restated financial statements and the review of the independent investigation into the Company’s historical stock option practices. Tax fees are for professional services rendered for tax compliance, tax advice and tax planning.

The Audit Committee pre-approves all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm. The Audit Committee has delegated such pre-approval authority to the chairman of the committee. The Audit Committee pre-approved all services performed by the Company’s independent registered public accounting firm in 2007.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for the audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee held 14 meetings during fiscal year 2007, a majority of which were specifically associated with the independent investigation into the Company’s historical stock option practices.

In this context, the Audit Committee hereby reports as follows:

1. The Audit Committee has reviewed and discussed the audited financial statements with the Company’s management.

2. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standard, AU 380), SAS 99 (Consideration of Fraud in a Financial Statement Audit) and Securities and Exchange Commission rules discussed in Final Releases Nos. 33-8183 and 33-8183a.

3. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committee”) and has discussed with the independent registered public accounting firm its independence.

4. Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in Juniper Networks’ Annual Report on Form 10-K for the fiscal year ended December 31, 2007, for filing with the Securities and Exchange Commission.

MEMBERS OF THE AUDIT COMMITTEE

Robert M. Calderoni (Chairman)
Michael Rose
William R. Stensrud

Appendix A

JUNIPER NETWORKS, INC.

2008 EMPLOYEE STOCK PURCHASE PLAN

1. Purpose.  The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock through accumulated payroll deductions. The Company’s intention is to have the Plan qualify as an “employee stock purchase plan” under Section 423 of the Code (the “423(b) Plan”), although the Company makes no undertaking nor representation to maintain such qualification. The provisions of the 423(b) Plan, accordingly, will be construed so as to extend and limit Plan participation in a uniform and nondiscriminatory basis consistent with the requirements of Section 423 of the Code. In addition, this Plan document authorizes the grant of rights to purchase stock that do not qualify under Section 423(b) of the Code (“Non-Section 423(b) Plan”) pursuant to rules, procedures or sub-plans adopted by the Board or Committee designed to achieve tax, securities law or other Company compliance objectives in particular locations outside the United States. Such references to the Plan include the 423(b) and the Non-Section 423(b) Plan components.

If grants are intended to be made under the Non-Section 423(b) Plan, they will be designated as such at the time of grant.

2. Definitions.

(a) “Administrator” means the Board or any Committee designated by the Board to administer the Plan pursuant to Section 14.

(b) “Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(c) “Board” means the Board of Directors of the Company.

(d) “Change in Control” means the occurrence of any of the following events:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(ii) The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or

(iii) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; or

(iv) A change in the composition of the Board occurring within a two (2) year period, as a result of which less than a majority of the Directors are Incumbent Directors. “Incumbent Directors” means Directors who either (A) are Directors as of the effective date of the Plan, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of Directors to the Company).

(e) “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein will be a reference to any successor or amended section of the Code.

(f) “Committee” means a committee of the Board appointed in accordance with Section 14 hereof.

(g) “Common Stock” means the common stock of the Company.

(h) “Company” means Juniper Networks, Inc., a Delaware corporation.

(i) “Compensation” means an Employee’s base straight time gross earnings and commissions, exclusive of payments for overtime, shift premium, incentive compensation, incentive payments, bonuses, sales commission, and other compensation.

(j) “Designated Subsidiary” means any Parent or Subsidiary that has been designated by the Administrator from time to time in its sole discretion as eligible to participate in the Plan.

(k) “Director” means a member of the Board.

(l) “Employee” means any individual who is a common law employee of an Employer and is customarily employed for at least twenty (20) hours per week and more than five (5) months in any calendar year by the Employer, provided, however that under the Non-Section 423(b) Plan, the Board or Committee appointed by the Board may determine that Employees are eligible to participate in the Plan even if they are employed for less than twenty (20) hours per week or less than five (5) months in any calendar year by the Employer, if such Employee has a right to participate in the Plan under applicable law. For purposes of the Plan, the employment relationship will be treated as continuing intact while the individual is on sick leave or other leave of absence that the Employer approves. Where the period of leave exceeds ninety (90) days and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship will be deemed to have terminated on the ninety-first (91st) day of such leave.

(m) “Employer” means any one or all of the Company and its Designated Subsidiaries.

(n) “Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

(o) “Exercise Date” means the last day of each Offering Period.

(p) “Fair Market Value” means, as of any date and unless the Administrator determines otherwise, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market of The Nasdaq Stock Market, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the date of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value will be the mean of the closing bid and asked prices for the Common Stock on the date of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(iii) In the absence of an established market for the Common Stock, the Fair Market Value thereof will be determined in good faith by the Administrator; or

(q) “Fiscal Year” means the fiscal year of the Company.

(r) “New Exercise Date” means a new Exercise Date implemented by shortening any Offering Period then in progress.

(s) “Non-Section 423(b) Plan” shall mean an employee stock purchase plan which does not meet the requirements set forth in Section 423(b) of the Code, as amended.

(t) “Offering Date” means the first Trading Day of each Offering Period.

(u) “Offering Period” means a period of approximately six (6) months during which an option granted pursuant to the Plan may be exercised, commencing on the first Trading Day on or after February 1 and terminating on the last Trading Day in the period ending the following July 31, or commencing on the first Trading Day on or after August 1 and terminating on the last Trading Day in the period ending the following January 31. The duration and timing of Offering Periods may be changed pursuant to Sections 4, 20 and 21.

(v) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(w) “Plan” means this Juniper Networks, Inc. 2008 Employee Stock Purchase Plan, which includes a Section 423(b) Plan and a Non-Section 423(b) Plan. Unless specified otherwise, references to the Plan herein shall refer to the Section 423(b) Plan.

(x) “Purchase Price” means an amount equal to eighty-five percent (85%) of the Fair Market Value of a share of Common Stock on the Offering Date or on the Exercise Date, whichever is lower; provided however, that the Purchase Price may be determined for future Offering Periods pursuant to Section 20.

(y) “Section 423(b) Plan” means an employee stock purchase plan which is designed to meet the requirements set forth in Section 423(b) of the Code, as amended. The provisions of the 423(b) Plan shall be construed, administered and enforced in accordance with Section 423(b) of the Code.

(z) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

(aa) “Trading Day” means a day on which the national stock exchanges and the Nasdaq System are open for trading.

3. Eligibility.

(a) Offering Periods.  Any individual who is an Employee on a given Offering Date will be eligible to participate in such Offering Period, subject to the requirements of Section 5.

(b) Limitations.  Any provisions of the Plan to the contrary notwithstanding, no Employee will be granted an option under the Plan (i) to the extent that, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company or any Parent or Subsidiary of the Company and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Parent or Subsidiary of the Company, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans (as defined in Section 423 of the Code) of the Company or any Parent or Subsidiary of the Company accrues at a rate which exceeds twenty-five thousand dollars ($25,000) worth of stock (determined at the Fair Market Value of the stock at the time such option is granted) for each calendar year in which such option is outstanding at any time.

4. Offering Periods.  The Plan will be implemented by consecutive Offering Periods with a new Offering Period commencing on the first Trading Day on or after February 1 and August 1 each year, or on such other date as the Administrator will determine. The Administrator will have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future offerings without stockholder approval if such change is announced at least five (5) days prior to the scheduled beginning of the first Offering Period to be affected thereafter.

5. Participation.  An Employee may participate in the Plan pursuant to Section 3(a) by (i) submitting to the Company’s payroll office (or its designee), on or before a date prescribed by the Administrator prior to an applicable Offering Date, a properly completed subscription agreement authorizing payroll deductions in the form provided by the Administrator (which may be similar to the form attached hereto as Exhibit A) for such purpose, or (ii) following an electronic or other enrollment procedure prescribed by the Administrator. Participants in the offering period under the Company’s 1999 Employee Stock Purchase Plan ending on or about January 30, 2009 shall, on termination of such offering period, automatically be enrolled in the Offering Period under this Plan commencing on the first Trading Day on or after February 1, 2009 at the same contribution levels as last elected under the 1999 Employee Stock Purchase Plan.

6. Payroll Deductions.

(a) At the time a participant enrolls in the Plan pursuant to Section 5, he or she will elect to have payroll deductions made on each pay day during the Offering Period in an amount not exceeding ten percent (10%) of the Compensation which he or she receives on each pay day during the Offering Period. The Administrator, in its discretion, may decide that an Employee may submit contributions to the Non-Section 423(b) Plan by means other than payroll deductions. A participant’s subscription agreement will remain in effect for successive Offering Periods unless terminated as provided in Section 10 hereof.

(b) Payroll deductions for a participant will commence on the first pay day following the Offering Date and will end on the last pay day prior to the Exercise Date of such Offering Period to which such authorization is applicable, unless sooner terminated by the participant as provided in Section 10 hereof.

(c) All payroll deductions made for a participant will be credited to his or her account under the Plan and will be withheld in whole percentages only. A participant may not make any additional payments into such account.

(d) A participant may discontinue his or her participation in the Plan as provided in Section 10, or may decrease the rate of his or her payroll deductions during the Offering Period by (i) properly completing and submitting to the Company’s payroll office (or its designee), on or before a date prescribed by the Administrator prior to an applicable Exercise Date, a new subscription agreement authorizing the change in payroll deduction rate in the form provided by the Administrator for such purpose, or (ii) following an electronic or other procedure prescribed by the Administrator. If a participant has not followed such procedures to change the rate of payroll deductions, the rate of his or her payroll deductions will continue at the originally elected rate throughout the Offering Period and future Offering Periods (unless terminated as provided in Section 10). The Administrator may, in its sole discretion, limit the nature and/or number of payroll deduction rate changes that may be made by participants during any Offering Period. Any change in payroll deduction rate made pursuant to this Section 6(d) will be effective as of the first full payroll period following five (5) business days after the date on which the change is made by the participant.

(e) Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b), a participant’s payroll deductions may be decreased to zero percent (0%) at any time during an Offering Period. Subject to Section 423(b)(8) of the Code and Section 3(b) hereof, payroll deductions will recommence at the rate originally elected by the participant effective as of the beginning of the first Offering Period which is scheduled to end in the following calendar year, unless terminated by the participant as provided in Section 10.

(f) At the time the option is exercised, in whole or in part, or at the time some or all of the Common Stock issued under the Plan is disposed of, the participant must make adequate provision for the Company’s or Employer’s federal, state, or any other tax withholding liability payable to any authority, national insurance, social security or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock. At any time, the Company or the Employer may, but will not be obligated to, withhold from the participant’s compensation the amount necessary for the Company or the Employer to meet applicable withholding obligations, including any withholding required to make available to the Company or the Employer any tax deductions or benefits attributable to the sale or early disposition of Common Stock by the Employee.

7. Grant of Option.  On the Offering Date of each Offering Period, each Employee participating in such Offering Period will be granted an option to purchase on each Exercise Date during such Offering Period (at the applicable Purchase Price) up to a number of shares of Common Stock determined by dividing such Employee’s payroll deductions accumulated prior to such Exercise Date and retained in the Employee’s account as of the Exercise Date by the applicable Purchase Price; provided that in no event will an Employee be permitted to purchase during any twelve (12) month period more than six thousand (6,000) shares of the Common Stock (subject to any adjustment pursuant to Section 19), and provided further that such purchase will be subject to the limitations set forth in Sections 3(b) and 13. The Employee may accept the grant of such option with respect to any Offering Period under the Plan, by electing to participate in the Plan in accordance with the requirements of Section 5. The Administrator may, for future Offering Periods, increase or decrease, in its absolute discretion, the maximum number of shares of Common Stock that each Employee may purchase during each Offering Period. Exercise of the option will occur as provided in Section 8, unless the participant has withdrawn pursuant to Section 10. The option will expire on the last day of the Offering Period.

8. Exercise of Option.

(a) Unless a participant withdraws from the Plan as provided in Section 10, his or her option for the purchase of shares of Common Stock will be exercised automatically on the Exercise Date, and the maximum number of full shares subject to option will be purchased for such participant at the applicable Purchase Price with the accumulated payroll deductions in his or her account. No fractional shares of Common Stock will be purchased; any payroll deductions accumulated in a participant’s account which are not sufficient to purchase a full share will be retained in the participant’s account for the subsequent Offering Period, subject to earlier withdrawal by the participant as provided in Section 10. Any other funds left over in a participant’s account after the Exercise Date will be returned to the participant. During a participant’s lifetime, a participant’s option to purchase shares hereunder is exercisable only by him or her.

(b) If the Administrator determines that, on a given Exercise Date, the number of shares of Common Stock with respect to which options are to be exercised may exceed (i) the number of shares of Common Stock that were available for sale under the Plan on the Offering Date of the applicable Offering Period, or (ii) the number of shares of Common Stock available for sale under the Plan on such Exercise Date, the Administrator may in its sole discretion provide that the Company will make a pro rata allocation of the shares of Common Stock available for purchase on such Offering Date or Exercise Date, as applicable, in as uniform a manner as will be practicable and as it will determine in its sole discretion to be equitable among all participants exercising options to purchase Common Stock on such Exercise Date, and continue all Offering Periods then in effect or terminate all Offering Periods then in effect pursuant to Section 20. The Company may make a pro rata allocation of the shares available on the Offering Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional shares for issuance under the Plan by the Company’s stockholders subsequent to such Offering Date.

9. Delivery.  As soon as reasonably practicable after each Exercise Date on which a purchase of shares of Common Stock occurs, the Company will arrange the delivery to each participant the shares purchased upon exercise of his or her option in a form determined by the Administrator (in its sole discretion) and pursuant to rules established by the Administrator. No participant will have any voting, dividend, or other stockholder rights with respect to shares of Common Stock subject to any option granted under the Plan until such shares have been purchased and delivered to the participant as provided in this Section 9.

10. Withdrawal.

(a) A participant may withdraw all but not less than all the payroll deductions credited to his or her account and not yet used to exercise his or her option under the Plan at any time by (i) submitting to the Company’s payroll office (or its designee) a written notice of withdrawal in the form prescribed by the Administrator for such purpose (which may be similar to the form attached hereto as Exhibit B), or (ii) following an electronic or other withdrawal procedure prescribed by the Administrator. All of the participant’s payroll deductions credited to his or her account will be paid to such participant promptly after receipt of notice of withdrawal and such participant’s option for the Offering Period will be automatically terminated, and no further payroll deductions for the purchase of shares will be made for such Offering Period. If a participant withdraws from an Offering Period, payroll deductions will not resume at the beginning of the succeeding Offering Period, unless the participant re-enrolls in the Plan in accordance with the provisions of Section 5.

(b) A participant’s withdrawal from an Offering Period will not have any effect upon his or her eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Offering Periods which commence after the termination of the Offering Period from which the participant withdraws.

11. Termination of Employment.  Upon a participant’s ceasing to be an Eligible Employee, for any reason, he or she will be deemed to have elected to withdraw from the Plan and the payroll deductions credited to such participant’s account during the Offering Period but not yet used to purchase shares of Common Stock under the Plan will be returned to such participant or, in the case of his or her death, to the person or persons entitled thereto under Section 15, and such participant’s option will be automatically terminated.

12. Interest.  No interest will accrue on the payroll deductions of a participant in the Plan.

13. Stock.

(a) Subject to adjustment upon changes in capitalization of the Company as provided in Section 19 hereof, the maximum number of shares of Common Stock which will be made available for sale under the Plan will be twelve million (12,000,000) shares.

(b) Until the shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), a participant will only have the rights of an unsecured creditor with respect to such shares, and no right to vote or receive dividends or any other rights as a stockholder will exist with respect to such shares.

(c) Shares of Common Stock to be delivered to a participant under the Plan will be registered in the name of the participant or, at the sole discretion of the Company, in the name of the participant and his or her spouse.

14. Administration.  The Plan will be administered by the Board or a Committee appointed by the Board, which Committee will be constituted to comply with Applicable Laws. The Administrator will have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan. Every finding, decision and determination made by the Administrator will, to the full extent permitted by law, be final and binding upon all parties. Notwithstanding any provision to the contrary in this Plan, and, with respect to the Section 423(b) Plan, to the extent permissible under Code Section 423 and proposed or final Treasury Regulations promulgated thereunder (and other Internal Revenue Service guidance), the Administrator may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures for jurisdictions outside of the United States. Without limiting the generality of the foregoing, the Administrator is specifically authorized to adopt rules and procedures regarding handling payroll deductions, making of contributions to the Plan, defining eligible Compensation, establishment of bank or trust accounts to hold payroll deductions, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of stock certificates which vary with local requirements.

The Administrator may also adopt rules, procedures or sub-plans applicable to particular Subsidiaries or locations, which sub-plans may be designed to be outside the scope of Code Section 423. The rules of such sub-plans may take precedence over other provisions of this Plan, but unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan. To the extent inconsistent with the requirements of Section 423, such sub-plan shall be considered part of the Non-Section 423(b) Plan, and rights granted thereunder shall not be considered to comply with Code Section 423.

15. Designation of Beneficiary.

(a) At the sole discretion of the Administrator, a participant may file a designation of a beneficiary who is to receive any shares of Common Stock and cash, if any, from the participant’s account under the Plan in the event of such participant’s death subsequent to an Exercise Date on which the option is exercised but prior to delivery to such participant of such shares and cash. In addition, a participant may file a designation of a beneficiary who is to receive any cash from the participant’s account under the Plan in the event of such participant’s death prior to exercise of the option. If a participant is married and the designated beneficiary is not the spouse, spousal consent will be required for such designation to be effective.

(b) Such designation of beneficiary may be changed by the participant at any time by notice in a form determined by the Administrator. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant’s death, the Company will deliver such shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

(c) All beneficiary designations will be in such form and manner as the Administrator may designate from time to time.

16. Transferability.  Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares of Common Stock under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 15 hereof) by the participant. Any such attempt at assignment, transfer, pledge or other disposition will be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10 hereof.

17. Use of Funds.  The Company may use all payroll deductions received or held by it under the Plan for any corporate purpose, and the Company will not be obligated to segregate such payroll deductions. Until shares of Common Stock are issued, participants will only have the rights of an unsecured creditor with respect to such shares.

18. Reports.  Individual accounts will be maintained for each participant in the Plan. Statements of account will be given to participating Employees at least annually, which statements will set forth the amounts of payroll deductions, the Purchase Price, the number of shares of Common Stock purchased and the remaining cash balance, if any.

19. Adjustments, Dissolution, Liquidation, Merger or Change in Control.

(a) Adjustments.  In the event that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Common Stock or other securities of the Company, or other change in the corporate structure of the Company affecting the Common Stock occurs, the Administrator, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will, in such manner as it may deem equitable, adjust the number and class of Common Stock which may be delivered under the Plan, the Purchase Price per share and the number of shares of Common Stock covered by each option under the Plan which has not yet been exercised, and the numerical limits of Sections 7 and 13.

(b) Dissolution or Liquidation.  In the event of the proposed dissolution or liquidation of the Company, any Offering Period then in progress will be shortened by setting a New Exercise Date, and will terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Administrator. The New Exercise Date will be before the date of the Company’s proposed dissolution or liquidation. The Administrator will notify each participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the participant’s option has been changed to the New Exercise Date and that the participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 10 hereof.

(c) Merger or Change in Control.  In the event of a merger or Change in Control, each outstanding option will be assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, the Offering Period with respect to which such option relates will be shortened by setting a New Exercise Date and will end on the New Exercise Date. The New Exercise Date will occur before the date of the Company’s proposed merger or Change in Control. The Administrator will notify each participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the participant’s option has been changed to the New Exercise Date and that the participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 10 hereof.

20. Amendment or Termination.

(a) The Administrator, in its sole discretion, may amend, suspend, or terminate the Plan, or any part thereof, at any time and for any reason; provided, however, that adding additional shares available for sale under the Plan (other than pursuant to Section 19(a)) shall require stockholder approval. If the Plan is terminated, the Administrator, in its discretion, may elect to terminate all outstanding Offering Periods either immediately or upon completion of the purchase of shares of Common Stock on the next Exercise Date (which may be sooner than originally scheduled, if determined by the Administrator in its discretion), or may elect to permit Offering Periods to expire in accordance with their terms (and subject to any adjustment pursuant to Section 19). If the Offering Periods are terminated prior to expiration, all amounts then credited to participants’ accounts which have not been used to purchase shares of Common Stock will be returned to the participants (without interest thereon, except as otherwise required under local laws) as soon as administratively practicable.

(b) Without stockholder consent and without limiting Section 20(a), the Administrator will be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant’s Compensation, and establish such other limitations or procedures as the Administrator determines in its sole discretion advisable which are consistent with the Plan.

(c) In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may, in its discretion and, to the extent necessary or desirable, modify, amend or terminate the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(i) amending the Plan to conform with the safe harbor definition under Statement of Financial Accounting Standards 123(R), including with respect to an Offering Period underway at the time;

(ii) altering the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in Purchase Price;

(iii) shortening any Offering Period by setting a New Exercise Date, including an Offering Period underway at the time of the Administrator action;

(iv) reducing the maximum percentage of Compensation a participant may elect to set aside as payroll deductions; and

(v) reducing the maximum number of shares a participant may purchase during any Offering Period.

Such modifications or amendments will not require stockholder approval or the consent of any Plan participants.

21. Notices.  All notices or other communications by a participant to the Company under or in connection with the Plan will be deemed to have been duly given when received in the form and manner specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

22. Conditions Upon Issuance of Shares.  Shares of Common Stock will not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto will comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and will be further subject to the approval of counsel for the Company with respect to such compliance.

As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

23. Term of Plan.  The Plan will become effective upon the earlier to occur of its adoption by the Board or its approval by the stockholders of the Company. It will continue in effect for a term of twenty (20) years, unless sooner terminated under Section 20.

24. Reimbursement of Taxes.  The Administrator shall have the discretion to require reimbursement from any Plan participant in full for any liability that the Company or the Employer incurs towards any tax paid or payable in respect to participant’s participation in the Plan, the grant of any option pursuant to the Plan, or the exercise of participant’s option, provided that such reimbursement is provided for in the subscription agreement. The Company may require security for such reimbursement of taxes as a precondition to participant participating in the Plan, the grant of any option, or the exercise of this option on behalf of Participant. The Administrator shall have the authority to approve additional documents or forms which may be requested by the Company for such security, collection or otherwise for reimbursement of such taxes to the Company.

25. Stockholder Approval.  The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

EXHIBIT A

JUNIPER NETWORKS, INC.

2008 EMPLOYEE STOCK PURCHASE PLAN

SUBSCRIPTION AGREEMENT

Original Application	Offering Date:
Change in Payroll Deduction Rate
Change of Beneficiary(ies)

1.            hereby elects to participate in the Juniper Networks, Inc. 2008 Employee Stock Purchase Plan (the “Plan”) and subscribes to purchase shares of the Company’s Common Stock in accordance with this Subscription Agreement and the Plan.

2. I hereby authorize payroll deductions from each paycheck in the amount of     % of my Compensation on each payday (from 0 to 10%) during the Offering Period in accordance with the Plan. (Please note that no fractional percentages are permitted.)

3. I understand that said payroll deductions will be accumulated for the purchase of shares of Common Stock at the applicable Purchase Price determined in accordance with the Plan. I understand that if I do not withdraw from an Offering Period, any accumulated payroll deductions will be used to automatically exercise my option and purchase Common Stock under the Plan.

4. I have received a copy of the complete Plan and its accompanying prospectus. I understand that my participation in the Plan is in all respects subject to the terms of the Plan.

5. Shares of Common Stock purchased for me under the Plan should be issued in the name(s) of (Eligible Employee or Eligible Employee and Spouse only).

6. I understand that if I dispose of any shares received by me pursuant to the Employee Stock Purchase Plan within two (2) years after the Offering Date (the first day of the Offering Period during which I purchased such shares) or one (1) year after the Exercise Date, I will be treated for federal income tax purposes as having received ordinary income at the time of such disposition in an amount equal to the excess of the fair market value of the shares at the time such shares were purchased by me over the price which I paid for the shares. I hereby agree to notify the Company in writing within thirty (30) days after the date of any disposition of my shares and I will make adequate provision for Federal, state or other tax withholding obligations, if any, which arise upon the disposition of the Common Stock. The Company may, but will not be obligated to, withhold from my compensation the amount necessary to meet any applicable withholding obligation including any withholding necessary to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Common Stock by me. If I dispose of such shares at any time after the expiration of the two (2)-year and one (1)-year holding periods, I understand that I will be treated for federal income tax purposes as having received income only at the time of such disposition, and that such income will be taxed as ordinary income only to the extent of an amount equal to the lesser of (a) the excess of the fair market value of the shares at the time of such disposition over the purchase price which I paid for the shares, or (b) 15% of the fair market value of the shares on the first day of the Offering Period. The remainder of the gain, if any, recognized on such disposition will be taxed as capital gain.

7. In the event that I am an Employee resident in India, I agree to reimburse or pay the Company or Indian Subsidiary, as applicable, in full for any liability that the Company or Indian Subsidiary incurs towards any fringe benefit tax (“FBT”) or other such tax paid or payable in respect of my participation in the Plan, the grant of any option pursuant to the Plan, or the exercise of my option. The Company or Indian Subsidiary may require security for such reimbursement of taxes as a precondition to my participation in the Plan, the grant of any option, or the exercise of the option on my behalf and I agree to execute any additional documents requested by the Company or Indian Subsidiary in connection with my FBT or other tax reimbursement obligation.

8. I hereby agree to be bound by the terms of the Plan. The effectiveness of this Subscription Agreement is dependent upon my eligibility to participate in the Plan.

9. In the event of my death, I hereby designate the following as my beneficiary(ies) to receive all payments and shares due me under the Employee Stock Purchase Plan:

NAME: (please print)

	First	Middle	Last

Relationship

Percentage Benefit

Address

NAME: (please print)

	First	Middle	Last

Relationship

Percentage Benefit

Address
Employee’s Social Security Number:

Employee’s Address:

I UNDERSTAND THAT THIS SUBSCRIPTION AGREEMENT WILL REMAIN IN EFFECT THROUGHOUT SUCCESSIVE OFFERING PERIODS UNLESS TERMINATED BY ME.

Dated:

Signature of Employee

Dated:

Spouse’s Signature (If beneficiary other than spouse)

EXHIBIT B

JUNIPER NETWORKS, INC.

2008 EMPLOYEE STOCK PURCHASE PLAN

NOTICE OF WITHDRAWAL

The undersigned participant in the Offering Period of the Juniper Networks Inc. 2008 Employee Stock Purchase Plan that began on          ,           (the “Offering Date”) hereby notifies the Company that he or she hereby withdraws from the Offering Period. He or she hereby directs the Company to pay to the undersigned as promptly as practicable all the payroll deductions credited to his or her account with respect to such Offering Period. The undersigned understands and agrees that his or her option for such Offering Period will be automatically terminated. The undersigned understands further that no further payroll deductions will be made for the purchase of shares in the current Offering Period and the undersigned will be eligible to participate in succeeding Offering Periods only by delivering to the Company a new Subscription Agreement.

Name and Address of Participant:

Signature:

Date:

Directions to Juniper Networks, Inc.

1220 N. Mathilda Avenue
Building 3, Pacific Conference Room
Sunnyvale, CA 94089

From San Francisco Airport:

•	Travel south on Highway 101.

•	Exit Highway 237 east in Sunnyvale.

•	Exit Mathilda and turn left onto Mathilda Avenue.

•	Juniper Networks Corporate Headquarters and Knowledge Center will be on the right side across from the Lockheed/Martin light rail station.

From San Jose Airport and points south:

•	Travel north on Highway 101 to Mathilda Avenue in Sunnyvale.

•	Exit Mathilda Avenue north.

•	Continue on Mathilda past Highway 237 and Lockheed Martin Avenue.

•	Juniper Networks Corporate Headquarters and Knowledge Center will be on the right side across from the Lockheed/Martin light rail station.

From Oakland Airport and the East Bay:

•	Travel south on Interstate 880 until you get to Milpitas.

•	Turn right on Highway 237 west.

•	Continue approximately 10 miles.

•	Exit Mathilda Avenue and turn right at the stoplight.

•	Juniper Networks Corporate Headquarters and Knowledge Center will be on the right side across from the Lockheed/Martin light rail station.

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Our Annual Report on Form 10-K are available at www.proxyvote.com.
JUNIPER NETWORKS, INC. 2008 ANNUAL MEETING OF STOCKHOLDERS Thursday, May 21, 2008 9:00 a.m. Pacific time Juniper Networks, Inc. 1220 N. Mathilda Ave. Building 3, Pacific Conference Room Sunnyvale, CA 94089 Juniper Networks, Inc. Mailing Address: 1194 N. Mathilda Avenue, Sunnyvale, CA 94089Proxy This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 21, 2008. If no choice is specified, the proxy will be voted ''FOR’’ Items 1, 2 and 3. By signing the proxy, you revoke all prior proxies and appoint Robyn M. Denholm and Mitchell Gaynor, and each of them, with ful power of substitution, to vote these shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments. Address Change:
If you noted an Address Change above, please check the corresponding box on the reverse side.

JUNIPER NETWORKS, INC. 1194 N. MATHILDA AVENUE SUNNYVALE, CA 94089
There are three ways to vote your Proxy Your Internet or telephone vote authorizes the Named Proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card. VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Juniper Networks, Inc., c/o Broadridge, 51 Mercedes Wa y, Edgewood, NY 11717. ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS If you would like to reduce the costs incurred by Juniper Networks, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:JUNIP1KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. JUNIPER NETWORKS, INC.For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. The Board of Directors Recommends a Vote FOR Items 1, 2 and 3.0 0 0 1.Election of Class III Directors: 01) Mary B. Cranston 02) J. Michael Lawrie For Against Abstain 2.Approval of the Juniper Networks, Inc. 2008 Employee Stock Purchase Plan.0 0 0 3.Ratification of Ernst & Young LLP, an independent registered public accounting firm, as auditors.0 0 0 THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” PROPOSALS 1, 2 AND 3. Please sign exactly as your name(s) appear(s) on this Proxy. If held in joint tenancy, all persons must sign. Trustees, admin istrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy. Signature [PLEASE SIGN WITHIN BOX]DateSignature (Joint Owners)Date